Execution Version

ASSET PURCHASE AGREEMENT

between

CORE LABORATORIES CANADA LIMITED,

CORE LABORATORIES LP
and

CORE LAB de MEXICO S.A. de C.V.,

as "Sellers"

CORE LABORATORIES N.V.

as "Seller Parent"

and

PARADIGM GEOTECHNOLOGY B.V.,

PARADIGM GEOPHYSICAL CANADA LTD.

and

PARADIGM GEOPHYSICAL CORP.

as "Buyers"

April 22, 2004

TABLE OF CONTENTS

Page

1. Definitions; Interpretation

1.1 Defined Terms

1.2 Interpretation

2. Purchase and Sale of the Purchased Assets

2.1 Basic Transaction

2.2 Excluded Assets

2.3 Purchase Price

2.4 Purchase Price Adjustments

2.5 Assumed Liabilities; Excluded Liabilities

2.6 Allocation of Purchase Price

2.7 The Closing

2.8 Deliveries at the Closing

2.9 Prorations

2.10 Nonassignable Items

3. Representations and Warranties of Seller Parties

3.1 Organization and Qualification of the Seller Parties

3.2 Authorization of Transaction

3.3 Noncontravention

3.4 Consents

3.5 Purchased Assets

3.6 Companies Involved with the Business

3.7 Tax Matters

3.8 Leased Real Property

3.9 Legal Compliance

3.10 Environmental Matters

3.11 Powers of Attorney

3.12 Litigation

3.13 The Mexican Subsidiaries

3.14 Employee Matters

3.15 Intellectual Property

3.16 Material Agreements

3.17 Governmental Permits

3.18 Material Adverse Change

3.19 Brokers' Fees

3.20 Accuracy of Information.

4. Representations and Warranties Concerning the Buyer

4.1 Organization of the Buyer

4.2 Authorization of Transaction

4.3 Noncontravention

4.4 Consents

4.5 Brokers' Fees

4.6 Litigation

4.7 [Intentionally deleted.]

4.8 Due Diligence Investigation and Other Acknowledgments

5. [Intentionally deleted.]

6. Post-Closing Covenants

6.1 General; Certain Assets

6.2 Transition

6.3 Information

6.4 Transfer Taxes

6.5 Employment Obligations

6.6 Employee Benefit Plans

6.7 Non-Use of Core Lab Marks

6.8 Insurance Coverage

6.9 No Competition

6.10 Collection of Accounts Receivable

7. [Intentionally deleted.]

8. Survival; Indemnification

8.1 Survival of Representations, Warranties and Covenants

8.2 Indemnification Provisions for Benefit of the Buyers

8.3 Indemnification Provisions for Benefit of the Seller Parties

8.4 Matters Involving Third Parties

8.5 Limitations on Sellers' Indemnification Obligations

8.6 Other Indemnification Provisions

8.7 Exclusive Remedy

8.8 Disclaimer of Other Representations and Warranties

9. Dispute Resolution

9.1 Negotiations By Senior Management.

9.2 Binding Arbitration

10. Miscellaneous

10.1 Press Releases and Public Announcements

10.2 Cooperation on Tax Matters; Retention of Records

10.3 No Third-Party Beneficiaries

10.4 Entire Agreement

10.5 Succession and Assignment

10.6 Counterparts

10.7 Headings

10.8 Notices

10.9 Governing Law

10.10 Amendments and Waivers

10.11 Severability

10.12 Expenses

10.13 Annexes, Exhibits, Schedules and Disclosure Schedules

10.14 Specific Performance

10.15 Waiver of Consequential Damages

10.16 Guaranty

10.17 Electronic Signatures

ATTACHMENTS

Annex 1 - Defined Terms

Annex 2 - Assignment and Assumption Agreement

Annex 3 - License Agreement

Annex 4 - Sublease Agreement

Exhibit 1(a) - Buyers' Required Consents

Exhibit 1(b) - Sellers' Required Consents

Exhibit 2.1(a) - Accounts Receivable

Exhibit 2.1(b) - Work in Process

Exhibit 2.1(c) - Tangible Personal Property

Exhibit 2.1(d) - Leased Real Property

Exhibit 2.1(f) - Intellectual Property
Exhibit 2.1(g) - Governmental Permits
Exhibit 2.1(h) - Licenses
Exhibit 2.1(i) - Assigned Agreements
Exhibit 2.1(k) - Other Purchased Assets

Exhibit 2.2 - Certain Excluded Assets

Exhibit 2.4(a) - March 31, 2004 Net Asset Statement

Exhibit 2.5 - Certain Assumed Liabilities

Exhibit 2.6 - Purchase Price Allocation

Exhibit 6.1 - Certain Assets in Mexico

Exhibit 6.10 - Specified Receivable

Sellers' Disclosure Schedule

Section 3.1 - Organization and Qualification of the Seller Parties

Section 3.2 - Authorization

Section 3.3 - Noncontravention

Section 3.4 - Consents

Section 3.5 - Purchased Assets

Section 3.6 - Companies Involved with the Business

Section 3.7 - Tax Matters

Section 3.8 - Leased Real Property

Section 3.9 - Legal Compliance

Section 3.10 - Environmental Matters

Section 3.11 - Powers of Attorney

Section 3.12 - Litigation

Section 3.13 - The Mexican Subsidiaries

Section 3.14 - Employee Matters

Section 3.15 - Intellectual Property

Section 3.16 - Material Agreements

Section 3.17 - Governmental Permits

Section 3.18 - Material Adverse Change

Section 3.19 - Brokers' Fees

Section 3.20 - Accuracy of Information

Buyers' Disclosure Schedule

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") among Core Laboratories Canada Limited, an Alberta, Canada, corporation ("Core Lab Canada"), Core Laboratories LP, a Delaware limited partnership ("Core Lab LP"), Core Lab de Mexico S.A. de C.V., a Mexican sociedad anonima de capital variable ("Core Lab de Mexico") (each of the foregoing entities being called a "Seller"), Core Laboratories N.V., a Netherlands public limited liability company ("Seller Parent" and, collectively with the Sellers, the "Seller Parties"), and Paradigm Geotechnology B.V., a Netherlands private limited liability company ("Paradigm Geotechnology"), Paradigm Geophysical Canada Ltd., an Alberta, Canada corporation ("Paradigm Canada"), and Paradigm Geophysical Corp., a Delaware corporation ("Paradigm US," with each of the foregoing entities other than the Seller Parties being called a "Buyer"), is made as of April 22, 2004. Each of the Seller Parties and the Buyers are herein referred to individually as a "Party" and collectively as the "Parties."

RECITALS

The Sellers, which are wholly owned direct or indirect subsidiaries of Seller Parent, operate directly, or indirectly through the Mexican Subsidiaries, a seismic data processing, time and depth imaging, seismic signal enhancement and Advanced Reservoir Geophysics business on a worldwide basis known as the Reservoir Technologies Division of Sellers (the "Business") and own assets (including the equity interests in the Mexican Subsidiaries) related to the Business. The Buyers desire to purchase from the Sellers, and the Sellers desire to sell to the Buyers, the property and assets primarily used in or necessary to the operation of the Business, which transaction will benefit Seller Parent as the direct or indirect owner of the Sellers.

AGREEMENT

Accordingly, in consideration of the premises and other good and valuable consideration, the Parties intending to be legally bound agree as follows:

  Definitions; Interpretation

  .

    Defined Terms

    .

    Capitalized terms used in this Agreement shall, unless expressly stated otherwise, have the meanings specified in Annex 1.

    Interpretation

    .

    In this Agreement, unless the context indicates otherwise:

      Terms defined in the singular have the corresponding meanings in the plural, and terms defined in the plural have the corresponding meanings in the singular.

      Words importing any gender include the other gender.

      Unless otherwise specified, any reference to a time of day means U.S. Central Standard Time or U.S. Central Daylight Time, whichever is prevailing at such time.

      References to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to, and including rules and regulations promulgated thereunder.

      References to "writing" include printing, typing, lithography, facsimile reproduction and other means of reproducing words in a tangible visible form.

      The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import.

      References to sections (or subdivisions of sections), exhibits, annexes or schedules are to those of this Agreement unless otherwise indicated.

      References to agreements and other contractual instruments shall be deemed to include all attachments thereto.

      References to Persons include their respective successors and permitted assigns.

      All accounting terms used herein and not expressly defined herein have the meanings given to them under GAAP.

      Except where Mexican pesos or Canadian dollars are indicated, references to "dollars" or "$" are to dollars of the United States of America. If any amount or limit originates in another currency, it will be converted to dollars at the prevailing exchange rate at the time.

  Purchase and Sale of the Purchased Assets

  .

    Basic Transaction

    . On the Closing Date, concurrently with the execution and delivery of this Agreement, the Sellers shall (and Seller Parent shall cause the Sellers to) sell, convey, assign, deliver and transfer to the Buyers, and the Buyers, allocated among them as they may determine, shall (and Paradigm Geotechnology shall cause the other Buyers to) buy and take possession of, (1) all real, personal, tangible, intangible, contingent and other properties, rights and other assets of any kind owned or held by the Sellers that are used primarily in, or necessary to the operation of, the Non-Mexican Business, except the Excluded Assets and (2) all of the issued and outstanding capital shares of the Mexican Subsidiaries (collectively, the "Purchased Assets"). The Purchased Assets include the following assets owned or held by the Sellers:

      Receivables. All accounts, notes and other receivables arising from the Non-Mexican Business as of the Closing Date, other than accounts, notes and other receivables from an Affiliate of any Seller ("Receivables"), including those Receivables listed on Exhibit 2.1(a).

      Inventories. All work-in-process and supplies used or allocated to the Non-Mexican Business ("Inventories"), including the work-in-process listed on Exhibit 2.1(b).

      Personal Property. All other tangible personal property (excluding Inventories) owned, leased or used primarily in association with the Non-Mexican Business ("Tangible Personal Property"), including all equipment, machinery, tools, vehicles, computer equipment and related software, office furniture and fixtures described on Exhibit 2.1(c), together with all related leases, warranties, and other rights of use.

      Leased Real Property. All the leases of real property held specifically in connection with the operations of the Non-Mexican Business ("Leased Real Property"), including leasehold interests specifically associated with the Business set forth on Exhibit 2.1(d).

      Records. Copies of assets ledger, inventory record, budget, customer lists, customer credit information, supplier lists, technical data, sales literature, books, corporate minute books of the Mexican Subsidiaries (but excluding all other corporate minute books), notes, files and all other operating records and other graphic or electronically stored operating information specifically associated or used in connection with the Non-Mexican Business.

      Intellectual Property. All trademarks, trade names, service marks, copyrights, patents, patent applications, inventions, formulas, trade secrets, know-how, designs, processes and similar intangibles specifically associated or used in connection with the Business ("Intellectual Property"), including those items listed on Exhibit 2.1(f), but specifically excluding (i) subject to the License Agreement from Core Laboratories Global N.V. ("Core Lab Global") of the technology represented by the Coherence Cube Patents, ownership of the Coherence Cube Patents and (ii) any interest in any lawsuits pending as of the Closing Date (and any lawsuit to be brought after the Closing Date with Buyers' consent, not to be unreasonably withheld) and any licenses or settlements based upon the Coherence Cube Patents, or the proceeds thereof, including the pending lawsuit between Sellers and GeoQuest, a division of Schlumberger N.V.

      Permits. All governmental licenses, permits, variances, consents and approvals specifically associated or used in connection with the ownership of the Assets and operation of the Non-Mexican Business ("Governmental Permits"), including those listed on Exhibit 2.1(g).

      Licenses. All rights under licenses to or from third parties specifically associated or used in connection with the Non-Mexican Business (the "Licenses"), including those listed on Exhibit 2.1(h).

      Assigned Agreements. All rights under the contracts, agreements and commitments related to the Non-Mexican Business (the "Assigned Agreements"), including those listed on Exhibit 2.1(i).

      Subsidiaries. All of the issued and outstanding capital shares of the Mexican Subsidiaries (collectively the "Shares"), which own all assets and employ all employees of the Business located in Mexico.

      Other. All: (i) interests in any partnership or joint venture exclusively associated or used in connection with the Business; (ii) rights associated with any Liability to be assumed by Buyer under this Agreement; (iii) restrictive covenants and other obligations of present employees of the Business and (iv) deposits and prepaid expenses specifically associated with the Business, including those prepaid expenses listed on Exhibit 2.1(k).

    Excluded Assets

    . The Purchased Assets shall not include the following assets of Sellers or their Affiliates (the "Excluded Assets"):

      Except for cash in the amount of $350,000 held by the Mexican Subsidiaries on the Closing Date, cash and cash equivalents (other than the Receivables and deposits included as Purchased Assets);

      rights of any Seller Party under this Agreement;

      Tax records and returns of any Seller Party or their Affiliates, other than those of the Mexican Subsidiaries;

      all of the rights, claims and interests of any Seller Party or their Affiliates in the Core Lab Marks;

      all of the rights, claims or causes of action of any Seller Party or any of their Affiliates (other than the Mexican Subsidiaries), against third parties to the extent they relate to litigation associated with the Coherence Cube Patents or other Excluded Assets pending as of the Closing Date;

      any rights of any Seller Party or their Affiliates under its insurance policies to the extent that such right relates to an Excluded Asset or an Excluded Liability, provided that insurance policies solely owned by the Mexican Subsidiaries shall continue to be owned by them;

      personal property items owned by employees of the Business that are listed on Exhibit 2.2;

      computer systems, software licenses and other Intellectual Property that are listed on Exhibit 2.2;

      any of the assets of any Seller Party or their Affiliates not primarily used in the conduct of the Business, including the Sellers' shared accounting software and hardware and e-mail servers;

      ownership of the Coherence Cube Patents (except as to rights licensed to Buyers under the License Agreement);

      all refunds of Tax due or to become due to the Mexican Subsidiaries or any Seller with regard to the Business that are attributable to Tax periods or portions thereof ending before the Closing Date; and

      all other assets listed on Exhibit 2.2.

    Purchase Price

    . The purchase price (the "Purchase Price") for the Purchased Assets shall be $18,433,000, plus the assumption by Buyers of the Assumed Liabilities in accordance with Section 2.5. The Purchase Price shall be subject to adjustment as set forth in Section 2.4 below.

    Purchase Price Adjustments

    . The Purchase Price is subject to adjustments to be determined as follows:

      For purposes of this Agreement, the term "March 31, 2004 Net Assets Statement" shall mean that statement attached as Exhibit 2.4(a) hereto, which has been compiled from the books of the Sellers and the Mexican Subsidiaries in accordance with their usual accounting methods and practices.

      Within sixty (60) days after the Closing Date, the Seller Parties and the Buyers shall cause PricewaterhouseCoopers LLP ("PwC") to perform an audit (the "Audit") of the financial statements constructed from the operating financial statements of the Business for the year ended December 31, 2003. Such Audit will be conducted in accordance with generally accepted auditing standards of the United States and be consistent with the audit procedures followed by PwC in their audit of the Seller Parent, and will include the statements of income and cash flows for the year ended December 31, 2003, as well as the Statement of Net Assets as of December 31, 2003. The Seller Parties agree to use their Commercially Reasonable Efforts to assist Buyer in the Audit and to cooperate with the Audit by providing access to records and personnel. The Buyer is responsible for the fees, costs and expenses of PwC and any support required by PwC.

      Within 15 days after delivery of the Audit, PwC will prepare a Statement of Net Assets as of the Closing Date, taking into account the results of the Audit and using the same standards. PwC shall issue a report thereon (the "Report") which sets forth the net asset adjustments (calculated at 90% of the gross asset adjustments except for the Pemex and China receivables which shall be calculated at 70%) to those items on the March 31, 2004 Net Assets Statement (and only those items) identified with an asterisk(*) needed to reflect the difference in net book value of those items from the balances on the March 31, 2004 Net Asset Statement to and including the balances of those items as of the Closing Date (the "Closing Date Adjustments"). PwC shall be instructed to permit the Parties and their Representatives, at the earliest practicable date, access to and copies of the work papers and calculations related thereto. The fees, costs and expenses related to PwC in connection with the preparation of the Report shall be shared equally by the Buyers and the Seller Parties.

      Any dispute which may arise between the Buyers and Seller Parties as to the Closing Date Adjustments shall be resolved in the following manner:

        If either the Buyers or the Seller Parties disputes the calculation of the Closing Date Adjustments or any portion thereof, the disputing Party shall notify PwC and the other Parties within thirty (30) days after receipt of PwC's report, and shall specify therein in reasonable detail the basis and reason for such dispute and the amount which is in dispute; and

        PwC shall resolve the matter, and shall be instructed to do so within thirty (30) days of the submission to it of the dispute and, in any case, as soon as practicable after such submission. The fees, costs and expenses related to PwC in connection with a dispute regarding the calculation of the Closing Date Adjustments or any portion thereof pursuant to this Section 2.4(d) shall be shared equally by the Buyers and the Seller Parties. This provision for PwC shall be specifically enforceable by the parties and the decision of PwC in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.

      Within ten (10) days after the later of (i) the delivery of PwC's Report, or (ii) the date of the decision of PwC in connection with any dispute made in accordance with the provisions of Section 2.4(c)(ii) above:

        If the aggregate net amount of the Closing Date Adjustments is a positive number, the Buyers shall pay to the Seller Parties, by wire transfer of immediately available funds, to such bank as indicated by the Seller Parties, the amount of such Closing Date Adjustments; and

        If the aggregate net amount of the Closing Date Adjustments is a negative number, the Seller Parties shall pay to the Buyers, by wire transfer of immediately available funds, to such bank as indicated by the Buyers, the amount of such Closing Date Adjustments.

    Assumed Liabilities; Excluded Liabilities

    .

      On the Closing Date, the Buyers and the Sellers shall execute and deliver an assignment and assumption agreement in the form set forth in Annex 2 (the "Assignment and Assumption Agreement") pursuant to which the Buyers, allocated among them as they may determine, shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof and subject further to the provisions of Section 2.5(b) (collectively, the "Assumed Liabilities"):

        all of the Liabilities and obligations of any Seller accruing after the close of business on the Closing Date (and not attributable to any violation, breach or failure to perform occurring prior to the Closing) under the Assigned Agreements and under any licenses of Intellectual Property, Governmental Permits and Licenses included in the Purchased Assets (other than any of the foregoing required to be listed in Section 3.15, 3.16 or 3.17 of Sellers' Disclosure Schedule and not so listed, provided that to the extent Buyers receive any material benefit from any of the foregoing not so listed, the Buyers shall assume a proportionate liability therefor up to the amount of the benefits so received);

        any Liability or obligation of any Seller (including the obligations to make payments) resulting from facts or circumstances arising after the Closing Date (and not attributable to facts or circumstances occurring prior to the Closing) under all licenses, permits, approvals, certificates of occupancy and operating rights included in the Purchased Assets (other than any of the foregoing required to be listed in Section 3.15, 3.16 or 3.17 of Sellers' Disclosure Schedule and not so listed); and

        any other Liabilities of any Seller set forth on Exhibit 2.5.

      Other than the Assumed Liabilities, no Buyer shall assume or be obligated to pay, perform or otherwise assume or discharge, and the Seller Parties shall indemnify the Buyers and their Representatives and hold them harmless from, any obligations or Liabilities of any Seller Party or their Affiliates (the "Excluded Liabilities"), including any of the following:

        any Liabilities or obligations in respect of the Excluded Assets;

        except as provided in Section 6.5(d), any Liabilities or obligations of any Seller Party or their Affiliates to indemnify their respective officers, directors, employees, agents or Affiliates, or any individual serving in such a capacity with a third party at the request of any Seller Party or their Affiliates or any individual serving in such a capacity with a third party at the request of any Seller Party or their Affiliates;

        subject to Section 2.9, any Taxes imposed on (A) any Seller Party or their Affiliates (other than the Mexican Subsidiaries), whether or not assessed or determined on, before or after the Closing Date, and (B) the Mexican Subsidiaries with respect to periods ending before the Closing Date; and

        any Liability or obligation of any Seller Party or their Affiliates with respect to employment or consulting agreements (except the Employment Agreements to the extent provided in Section 6.5(a)), Employee Benefit Plans, or amounts owing on or prior to the Closing Date for commissions or compensation, termination, severance or other payments to present or former employees, officers or directors of any Seller Party or their Affiliates.

    Allocation of Purchase Price

    . The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder. Such allocation shall be set forth on Exhibit 2.6 hereto. The allocation of Purchase Price may change after the Closing Date. Any change to the Purchase Price allocation following the Closing Date shall be as agreed to in good faith by the Parties. The Buyers agree to use the adjusted allocation of Purchase Price for purposes of Section 1060 of the Code as long as such allocation represents the fair market value of the Purchased Assets.

    The Closing

    . The closing of the transactions contemplated by this Agreement (the "Closing") is taking place concurrently with the execution and delivery of this Agreement and the Transaction Documents, at 9:00 a.m. local time, on April 22, 2004 (the "Closing Date") at such location as the Parties have agreed. For accounting purposes the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

    Deliveries at the Closing

    . At the Closing:

      the Sellers are delivering to the Buyer the following:

        duly executed bills of sale, assignments, and other documents or instruments of conveyance, transfer or assignment (including separate documents or instruments with respect to Purchased Assets located in Canada as may be deemed advisable by the Parties) as are necessary or appropriate to vest or confirm in Buyers all right, title and interest in and to all of the Purchased Assets;

        the Assignment and Assumption Agreement, executed by Sellers;

        License Agreement in the form of Annex 3 hereto (the "License Agreement") with respect to the technology represented by the Coherence Cube Patents (including the name Coherence Cube), executed by Core Lab Global;

        Sublease Agreement in the form of Annex 4 hereto (the "Sublease Agreement") with respect to certain space in the Leased Real Property to be subleased by the appropriate Seller to the appropriate Buyer, executed by the appropriate Seller subject to the landlord's consent, which the Parties shall use Commercially Reasonable Efforts to obtain;

        an instrument reasonably satisfactory to the Buyers' counsel appointing each Buyer as the attorney-in-fact for each Seller Party to institute and prosecute (in that Buyer's own name or in the name of the appropriate Seller Party but for the benefit, and at the expense, of Buyers) any proceedings deemed necessary or appropriate by any Buyer to collect, assert or enforce its right, title and interest in and to the Purchased Assets and the Business;

        a certificate of the Secretary or Assistant Secretary of each Seller Party, dated as of the Closing Date, certifying as to (A) a copy of corporate resolutions authorizing the execution and delivery of the Transaction Documents to which it is or is to become a party and the consummation of the transactions contemplated by the Transaction Documents, and (B) incumbency of the officers and other personnel of that Seller Party executing this Agreement and any certificate, instrument or document to be delivered by that Seller Party at the Closing;

        (x) written resignations of all of the incumbent directors, statutory examiners or persons holding similar positions of the Mexican Subsidiaries, which shall include a waiver of all present and future indemnification and claims against the Mexican Subsidiaries, including with respect to any compensation, profit sharing, stock option, stock warrant or other arrangements, if any, (y) election of directors designated by Buyers, and (z) revocation of powers of attorney in favor of employees of Seller Parties and their Affiliates (other than the Mexican Subsidiaries);

        certificates, if any, representing all of the Shares duly endorsed or accompanied by duly executed assignment documents, or other documents of conveyance or evidence of transfer of the Shares to the appropriate Buyers and/or their designees that the Buyers may reasonably specify;

        evidence of meetings of shareholders of the Mexican Subsidiaries at which all necessary action has been taken with respect to authorization of the transactions provided for herein;

        consents of such counterparties to those contracts, licenses or leases listed on Exhibit 1(b) as have been obtained on or prior to the Closing Date; and

        such further certificates, instruments and other documents as reasonably shall be requested by the Buyers' counsel to effect the transaction contemplated by this Agreement.

      the Buyers are delivering to the Sellers the following:

        the Purchase Price, as provided in Section 2.3, for the account of the Sellers, by wire transfer of immediately available funds in the amount of the Purchase Price, to the account or accounts specified in writing by the Sellers to the Buyers on or before the second Business Day prior to the Closing;

        the amount of $250,000, in payment of the initial nonrefundable fee under the License Agreement, by wire transfer of immediately available funds to the account specified in writing by or on behalf of Core Lab Global to the Buyers on or before the second Business Day prior to the Closing;

        the Assignment and Assumption Agreement, and all other appropriate instruments of assumption and other documents or instruments as shall be necessary to cause Buyer to assume any Liabilities, including any Employment Agreement, to be assumed by Buyers hereunder, executed by Buyers;

        the License Agreement, executed by the appropriate Buyer;

        the Sublease Agreement, executed by the appropriate Buyer subject to the landlord's consent;

        a certificate of the Secretary or Assistant Secretary of each Buyer, dated as of the Closing Date, certifying as to (A) a copy of corporate resolutions authorizing the execution and delivery of the Transaction Documents to which it is or is to become a party and the consummation of the transactions contemplated by the Transaction Documents, and (B) incumbency of the officers and other personnel of that Buyer executing this Agreement and any certificate, instrument or document to be delivered by that Buyer at the Closing; and

        such further certificates, instruments, and other documents as reasonably shall be requested by the Seller Parties' counsel to effect the transaction contemplated by this Agreement.

    Prorations

    . At or after the Closing, (a) Taxes that are otherwise calculated on an annual basis such as real and personal property Taxes, water charges, sewer rents and other utility charges and rental deposits in respect of the Purchased Assets and the assets of the Mexican Subsidiaries, shall be prorated on a per diem basis as of the Closing Date and (b) Taxes of the Mexican Subsidiaries based on net or gross income, shall be apportioned as of the Closing Date using a closing-of-the books method, in each case with the applicable Sellers being responsible for such items relative to periods or portions thereof prior to the Closing Date and the applicable Buyers being responsible for such items relative to periods or portions thereof commencing on or subsequent to the Closing Date. To the extent any such prorations are not settled at the Closing, the Party assessed any such amount shall, promptly upon determining the amount to be prorated, invoice the other Party for the prorated portion thereof to be borne by such other Party, and such other Party shall pay such amount promptly upon receipt thereof.

    Nonassignable Items

  . Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of all or any portion of any Purchased Asset listed on Exhibit 1(b) shall be prohibited by Law or the terms thereof or require the consent of the other party thereto (if any) or any other third party, (a) this Agreement shall not constitute an agreement to assign any that Purchased Asset (each, a "Nonassignable Item"), and (b) no breach of this Agreement shall have occurred by virtue of that nonassignment. In that event, Sellers after the Closing, will, at the request of the appropriate Buyers but without any obligation to incur any material cost, expense or Liability, (x) use their Commercially Reasonable Efforts to obtain as promptly as practicable the consents required to permit assignment of the Nonassignable Items, and effect such assignment if and when consent is obtained, (y) at the request of Buyer, operate and maintain the Nonassignable Assets as agent for, and as directed by, the appropriate Buyer utilizing the personnel and funds of the appropriate Buyer (provided that such Buyer shall hold the Sellers harmless for any Liabilities incurred in connection with such operation and maintenance), provide the appropriate Buyer with the benefits of, and preserve for the benefit of Buyer the rights of Sellers under, such Nonassignable Items, and (z) hold for the benefit of, and immediately deliver to, the appropriate Buyer any and all revenues received on account of the Nonassignable Assets; provided, however, that nothing in this Section 2.10 shall (i) require any Seller to make any material expenditure or incur any material obligation on its own or on any Buyer's behalf, or (ii) prohibit any Seller from ceasing all operations and business activities of the Business at and following the Closing.

  Representations and Warranties of Seller Parties

  .

  Each Seller Party represents and warrants, severally, as to such Seller Party, to each Buyer that the statements contained in this Section 3, or in any certificate delivered by any Seller Party, as to such Seller Party are correct and complete as of the date of this Agreement and the Closing Date, except as set forth in the portion of the disclosure schedule of the Sellers delivered to the Buyers on the execution and delivery of this Agreement (the "Sellers' Disclosure Schedule") that refers to the particular provision of this Section 3.

    Organization and Qualification of the Seller Parties

    . Seller Parent is a public limited liability company validly existing and in good standing under the laws of the Netherlands. Each Seller is a company or limited partnership validly existing and in good standing under the laws of its jurisdiction of organization. Core Lab LP is duly qualified to do business as a foreign limited partnership in Texas.

    Authorization of Transaction

    .

      Each Seller Party has full corporate or partnership power and authority to execute and deliver, and to perform its obligations under, each Transaction Document to which it is or is to become a party.

      Each Seller Party has duly authorized the execution, delivery and performance of each Transaction Document to which it is or is to become a party.

      Each Transaction Document has been or will be duly executed and delivered by each Seller Party that is or is to become a party to that Transaction Document and constitutes, or on execution and delivery will constitute, the valid and legally binding obligation of that Seller Party, in each case enforceable against that Seller Party in accordance with its respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor's rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    Noncontravention

    . Subject to obtaining or making all of the Sellers' Required Consents, neither the execution, delivery or performance of any Transaction Document by any Seller Party, nor the consummation of the transactions they contemplate, will:

      Violate any Law, order, judgment or decree applicable to any Seller Party or their Affiliates, as to the Purchased Assets, the Assumed Liabilities or the Mexican Subsidiaries or their assets or Liabilities, except where the violation would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Seller Parties to consummate the transactions contemplated by the Transaction Documents;

      Violate any provision of the Articles of Association, limited partnership agreement or other corporate governing documents of any Seller Party or of the Mexican Subsidiaries; or

      Except as to Nonassignable Items, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which any Seller Party or their Affiliates (including the Mexican Subsidiaries), is a party or by which it is bound, or to which any of its assets (including the Purchased Assets), the Assumed Liabilities or the assets and Liabilities of the Mexican Subsidiaries is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Seller Parties to consummate the transactions contemplated by the Transaction Documents.

    Consents

    . None of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person (including any Governmental Authority) in order to consummate the transactions contemplated by the Transaction Documents, except for the Sellers' Required Consents, and except for notices, filings, authorizations, consents or approvals that, if not made or obtained, would not have a Material Adverse Effect or a material adverse effect on the ability of the Seller Parties to consummate the transactions contemplated by the Transaction Documents.

    Purchased Assets

    .

      The Sellers among them have good and valid title to all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). At Closing, the Sellers will convey to the Buyers good and valid title to all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances and any Encumbrances created by Buyers).

      All Receivables and all accounts receivable of AGI Mexicana represent sales of goods or services actually made in the Ordinary Course of Business and to the Sellers' Knowledge are not disputed by the payor, other than the Specified Receivable. No Receivables or accounts receivable of AGI Mexicana have been sold or factored.

      Exhibit 2.1(b) summarizes all work currently in process included in the Purchased Assets. Other than work in process of AGI Mexicana, all such work is being performing under written contracts and is reasonably expected by Sellers to be fully chargeable in the amounts indicated at the times provided in those written contracts.

      The Purchased Assets include all assets required by Sellers and the Mexican Subsidiaries to provide to third parties the products and services of the Business as currently provided, except to the extent of assets used in providing general corporate services customarily provided to Sellers by their Affiliates, including telephone, accounting, insurance, Tax, and employee benefits processing.

    Companies Involved with the Business

    . The Sellers and the Mexican Subsidiaries are the only Persons that conduct any material part of the Business or own any of the Purchased Assets.

    Tax Matters

    .

      The Seller Parties and their Affiliates (including the Mexican Subsidiaries) have filed all required Tax Returns with respect to the Business, the Purchased Assets, the Assumed Liabilities, the Mexican Subsidiaries and its assets and Liabilities and have paid all Taxes shown on such Tax Returns as owing, except where the failure to file Tax Returns or to pay Taxes would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns were correct and complete in all material respects at the time of filing.

      All Taxes owed by, and all Tax deficiencies asserted or assessed against, any Seller Party or any of their Affiliates with respect to the Business, the Purchased Assets and the Assumed Liabilities, or owed by or asserted or assessed against, the Mexican Subsidiaries, have been resolved and paid in full.

      None of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) has taken any action to waive any statute of limitations in respect of Taxes applicable to the Business, any Purchased Asset or any Assumed Liability or the Mexican Subsidiaries or their assets or Liabilities or agreed to any extension of time with respect to a Tax assessment or deficiency applicable to the foregoing.

    Leased Real Property

    . Exhibit 2.1(d) lists and describes all Leased Real Property and the applicable leases and subleases. None of the Seller Parties, their Affiliates and, to the Sellers' Knowledge, any other Person is in breach of or default under, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under, any leases or subleases for the Leased Real Property, except for such breaches, defaults or events as to which requisite waivers have been obtained or that would not, individually or in the aggregate, have a Material Adverse Effect. Seller has made available to the Buyer a correct and complete copy of each lease or sublease listed on Exhibit 2.1(d). Except for the Leased Real Property, no real property is used in the operation of the Business, other than incidental use of other real property owned or leased by the Seller Parties and their Affiliates.

    Legal Compliance

    .

      There are and since April 15, 1999 have been no violations of any Law (other than any Tax Laws or Environmental Laws, which are addressed in Sections 3.7 and 3.10, respectively) applicable to the Business, the Purchased Assets, the Assumed Liabilities or the Mexican Subsidiaries or their assets or Liabilities, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect or have been cured in the manner provided by applicable Mexican Law.

      Without limiting the generality of the foregoing, the Seller Parties and their Affiliates (including the Mexican Subsidiaries) and their Representatives, in connection with the Business, the Purchased Assets, the Assumed Liabilities and the Mexican Subsidiaries and their assets and Liabilities, have (i) conducted their activities in full compliance with the provisions of the U.S. Foreign Corrupt Practices Act and all other applicable Laws regarding corruption and commercial bribery, (ii) not had any material unrecorded fund or asset for any purposes, (iii) not accumulated any material amount of funds or cash without properly recording them in the appropriate Person's books and records, (iv) not made any material payment other than for the purposes recorded in their books and records, and (v) to Sellers' Knowledge, not made, directly or indirectly, any other illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, public or private, regardless of form (including any non-cash consideration), to obtain favorable treatment or personal or commercial advantage, or accepted any such payment.

    Environmental Matters

    .

      Each of Seller Parties and their Affiliates (including the Mexican Subsidiaries), the Purchased Assets, the Assumed Liabilities and the Mexican Subsidiaries and their assets and Liabilities is in compliance with applicable Environmental Laws with respect to the Non-Mexican Business, the Purchased Assets, the Assumed Liabilities and the Mexican Subsidiaries and their assets and Liabilities, except where the non-compliance would not, individually or in the aggregate, have a Material Adverse Effect.

      There are no pending, or to the Sellers' Knowledge, threatened claims, demands, actions, notices of noncompliance, administrative proceedings, lawsuits or investigations, and there are no outstanding orders, consent decrees or judgments with respect to the Non-Mexican Business, the Purchased Assets and the Assumed Liabilities or against the Mexican Subsidiaries under any Environmental Laws, claiming any personal injury, property damage or other harm allegedly resulting from the Release of or exposure to Hazardous Substances, or arising from any activities not in compliance with any Environmental Laws, except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect.

      None of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) has received any written notice or request for information that, with respect to the Non-Mexican Business, the Purchased Assets, the Assumed Liabilities or the Mexican Subsidiaries or their assets or Liabilities, it is a potentially responsible party under CERCLA or any similar state or non-U.S. Law, except for requests or notices with respect to such matters that would not, individually or in the aggregate, have a Material Adverse Effect, and has not received any written notice of any Governmental Authority's allegation or investigation of any criminal violations of any Environmental Laws with respect to the Non-Mexican Business, the Purchased Assets, the Assumed Liabilities or the Mexican Subsidiaries or their assets or Liabilities.

    Powers of Attorney

    . There are no outstanding powers of attorney executed by or on behalf of (a) the Mexican Subsidiaries or (b) any Seller Party or any of their Affiliates with respect to any of the Non-Mexican Business, the Purchased Assets and the Assumed Liabilities.

    Litigation

    . There is no claim, action, proceeding or investigation pending or, to the Sellers' Knowledge, threatened against the Mexican Subsidiaries or relating to the Non-Mexican Business, the Purchased Assets or the Assumed Liabilities before any Governmental Authority, or any judgment, decree or order of any Governmental Authority, that would, individually or in the aggregate, have a Material Adverse Effect or that would delay or prevent the consummation of the transactions contemplated by the Transaction Documents.

    The Mexican Subsidiaries

    .

      Each of the Mexican Subsidiaries is a Mexican sociedad anonima de capital variable validly existing and in good standing under the laws of Mexico.

      Except as set forth on Section 3.13 of Sellers' Disclosure Schedule, the only activities conducted, assets owned or leased or Liabilities incurred or outstanding by or involving AGI Mexicana relate to the Business, and the only activities conducted by, assets owned or leased or Liabilities incurred by ST relate to providing employee services to AGI Mexicana. Neither of the Mexican Subsidiaries owns any equity or other securities or options, warrants, convertible securities or other rights of any kind to acquire any equity interest, of any other Person, regardless of whether constituting an Affiliate of the Mexican Subsidiaries, and is not a partner, venturer or participant in any partnership, joint venture or other Person.

      Section 3.13 of the Sellers' Disclosure Schedule lists (i) all of the assets having a net book value of more than $10,000, (ii) each Liability (other than obligations of performance under contracts) exceeding $10,000, (iii) all written contracts, agreements, leases, subleases and other legally binding commitments that individually provide for or involve payment by or to either of the Mexican Subsidiaries, including all performance bonds (the "Mexican Agreements"), (iv) all material Governmental Permits, (v) all material Licenses, and (vi) all licenses for the use of Intellectual Property, of each of the Mexican Subsidiaries. The Liabilities of the Mexican Subsidiaries not listed in Section 3.13 of the Seller's Disclosure Schedule in the aggregate do not exceed $50,000. The Mexican Subsidiaries will have no obligation under performance bonds attributable to periods before the Closing Date for actions taken prior to the Closing Date. The provisions of the foregoing sentence are not subject to the limitations in Section 8.5. Each of the Mexican Subsidiaries has good and valid title to, or where specified a valid leasehold interest in, all such assets, free and clear of all Encumbrances (other than Permitted Encumbrances). The representations and warranties in Section 3.8 are true with respect to all premises occupied by the Mexican Subsidiaries as if those premises were Leased Real Property, and the representations and warranties in Section 3.16 are true with respect to the Mexican Agreements mutatis mutandis.

      AGI Mexicana's authorized share capital consists of (i) 50,000 shares of fixed capital with a nominal value of 1 Mexican peso each, of which 49,999 shares are issued and outstanding and registered in the name of Core Lab de Mexico, and 1 share is issued and outstanding and registered in the name of Core Laboratories International B.V., and (ii) 96,869,242 shares of variable capital, with a nominal value of 1 Mexican peso each, all of which shares are issued and outstanding and registered in the name of Core Lab de Mexico, subject in each case to no Encumbrances. There are outstanding no options, warrants, convertible securities or other rights of any kind to acquire any equity interest in AGI Mexicana.

      ST's authorized share capital consists of 50,000 shares of fixed capital with a nominal value of 1 Mexican peso each, of which 49,999 shares are issued and outstanding and registered in the name of Core Lab de Mexico and 1 share is issued and outstanding and registered in the name of Core Laboratories International B.V., subject in each case to no Encumbrances. There are outstanding no options, warrants, convertible securities or other rights of any kind to acquire any equity interest in ST.

      Since December 11, 1998, the minute books and corporate records of each of the Mexican Subsidiaries have been maintained in the Ordinary Course of Business and in accordance with applicable Law, are complete and correct in all material respects, and contain accurate and complete records of all actions taken by their respective shareholders, boards of directors and directors' committees.

    Employee Matters

    .

      Section 3.14 of the Sellers' Disclosure Schedule sets forth a list of all current Employees and the Persons employing them, with their base annual salary and latest year's bonus, accrued vacation, and all currently effective written agreements of employment between any Seller Party or its Affiliates (including the Mexican Subsidiaries) and any Employee (the "Employment Agreements") and all bonus and commission plans applicable to any Employee, which together with the Employee Benefit Plans include all obligations to Employees (including any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement) other than those arising solely as a matter of Law. Copies of all employment agreements, Employee Benefit Plans and written personnel policies and procedures regarding any Employee have been made available to the Buyers.

      No Employee is subject to a collective bargaining or similar agreement or represented by a labor union or organization, and to the Sellers' Knowledge no efforts currently are under way to subject any Employees to any such agreement or to have any union certified with respect to any of the Employees or the Business. There have not been any organized work stoppages or strikes in the Business and, to the Sellers' Knowledge, no such work stoppage or strike is threatened or imminent.

      Each of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) has complied with all provisions of applicable Law, including ERISA and the Code, pertaining to the Employees, including such Laws relating to labor relations, profit-sharing, equal employment and fair employment practices, working hours and conditions, occupational safety and health, except for any noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. There are no actions, proceedings or charges pending or, to the Sellers' Knowledge, threatened, involving any Employee, Employee Benefit Plans, the Business, or the Mexican Subsidiaries, before any Governmental Authority having jurisdiction over any such matters.

      Section 3.14(d) of the Sellers' Disclosure Schedule lists each Employee Benefit Plan that any Seller Party or any of their Affiliates (including the Mexican Subsidiaries) sponsors, maintains, or contributes to for the benefit of any Employee (collectively, the "Employee Plans"). Each of the Employee Plans that is intended to meet the requirements of Section 401(a) of the Code and that provides for eligible rollover contributions described in Section 402(f)(2)(A) of the Code complies with the applicable requirements of ERISA, the Code and other applicable Laws, except where the non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Employee Plan that is any Employee Pension Plan that is subject to Section 302 of Title I of ERISA and Title IV of ERISA as well as Section 412 of the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to any Employee Pension Benefit Plan which is subject to Section 302 of Title I of ERISA and Title IV of ERISA as well as Section 412 of the Code, or accrued in accordance with the past custom and practice of the Seller Parties, and no liability under Title IV of ERISA or Section 302 of ERISA has been incurred by any Seller Party that would become a Liability for any Buyer.

      No Employee Benefit Plan or Employee Agreement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any of the Seller Party or any subsidiary for periods extending beyond their retirement or other termination of service.

    Intellectual Property

    .

      Exhibit 2.1(f) sets forth a true and complete list of all Intellectual Property, which includes all patents and patent applications, trademark registrations and applications, service mark registrations and applications, seismic processing software, copyright registrations and applications, used or held for use in connection with the Business or required for the conduct of the business of the Business in the Ordinary Course of Business, showing whether such are owned or licensed.

      The Sellers or the Mexican Subsidiaries are the sole and exclusive owners of all Intellectual Property listed as owned on Exhibit 2.1(f), free and clear of all Encumbrances, other than Permitted Encumbrances.

      To the Sellers' Knowledge, there are no conflicts with or infringements of any Intellectual Property by any third party. To the Sellers' Knowledge, the conduct of the Businesses does not conflict with or infringe on or misappropriate in any way any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Sellers' Knowledge, threatened against the Sellers or the Mexican Subsidiaries (i) alleging any such conflict with or infringement misappropriation of any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

      The computer software necessary for the conduct of the Business as conducted on the Closing Date was either (i) developed by employees of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) within the scope of their employment, (ii) developed on behalf of a Seller Party or one or more of their Affiliates (including the Mexican Subsidiaries) by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Seller Party or one or more of their Affiliates pursuant to written agreements with such employees or third parties, or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is included in the Purchased Assets and is in full force and effect and of which none of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) is in material breach.

      None of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) has entered into any consent, indemnification, forbearance to sue, settlement agreement, exclusive license, or cross-licensing arrangement with any Person related to the Intellectual Property or the intellectual property of any third party, except as contained in any license agreements listed on Exhibit 2.1(f).

      Sellers have taken reasonable steps, consistent with customary industry practice, to protect and preserve its trade secrets. Sellers have made available to Buyers copies of all nondisclosure agreements for Employees.

      None of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) is, or assuming the receipt of Sellers' Required Consents, will be as a result of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by them, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

    Material Agreements

    . Section 3.16 of Sellers' Disclosure Schedule lists all written contracts, agreements, leases, subleases and other legally binding commitments related primarily to the Non-Mexican Business that individually provide for or involve payments by or to any Seller Party or their Affiliates of more than $100,000, or the consequences of a default or termination of which could have a Material Adverse Effect (the "Material Agreements"). None of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) or, to Sellers' Knowledge, any other party to any Material Agreement, is in material breach or default thereunder, and no event has occurred that, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration, of any Material Agreement, except for such breaches, defaults or events as to which requisite waivers have been, or prior to the Closing will have been, obtained or that would not, individually or in the aggregate, have a Material Adverse Effect. The Seller Parties have not received any written notice of the repudiation, or challenge to the validity, of any Material Agreement by the counterparty thereto. The Seller Parties have made available to the Buyers a correct and complete copy of each Material Agreement required to be listed on Section 3.16.

    Governmental Permits

    . One of the Sellers or the Mexican Subsidiaries holds, and the Sellers and their Affiliates (including the Mexican Subsidiaries) are in compliance with, all Governmental Permits that are required to conduct the business of the Business as currently conducted, except for such failures to hold or comply that would not, individually or in the aggregate, have a Material Adverse Effect. All such Governmental Permits are in full force and effect, and to the Sellers' Knowledge there is no basis for revoking or adversely modifying any such Governmental Permit.

    Material Adverse Change

    . No Material Adverse Change has occurred since December 31, 2003.

    Brokers' Fees

    . None of the Seller Parties and their Affiliates (including the Mexican Subsidiaries) have entered into any arrangement to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which Buyers and their Affiliates (including the Mexican Subsidiaries after the Closing) could become liable or obligated.

    Accuracy of Information.

      All copies of documents, agreements, and reports in the Due Diligence Materials are accurate and complete copies of the original documents, agreements, and reports.

      The items listed in Section 3.20 of the Sellers' Disclosure Schedule, which were part of the Due Diligence Materials, were prepared by the Sellers or their Affiliates in the Ordinary Course of Business for their internal use at the time (or for Buyers' use in connection with the transaction described in this Agreement) and, to the Sellers' Knowledge, are materially accurate taken as a whole, in each case taking into account the time at which and the circumstances in which those items were prepared and subject to the other Due Diligence Materials, including updates of those items.

  Representations and Warranties Concerning the Buyer

  .

  Each Buyer represents and warrants to each Seller Party severally as to such Buyer that the statements contained in this Section 4, and in any certificate delivered by such Buyer at the Closing, as to such Buyer are correct and complete as of the date of this Agreement and the Closing Date, except as set forth in the portion of the disclosure schedule of the Buyers delivered to the Seller Parties on the execution and delivery of this Agreement (the "Buyers' Disclosure Schedule") that refers to the particular provision of this Section 4.

    Organization of the Buyer

    . Paradigm Geotechnology is a limited liability company validly existing and in good standing under the laws of the Netherlands. Each other Buyer is a company or limited partnership validly existing and in good standing under the laws of its jurisdiction of organization. Each Buyer is duly qualified to do business as a foreign entity in each jurisdiction necessary to perform its obligations under the Transaction Documents.

    Authorization of Transaction

    .

      Each Buyer has full corporate or partnership power and authority to execute and deliver, and to perform its obligations under, each Transaction Document to which it is or is to become a party.

      Each Buyer has duly authorized the execution, delivery and performance of each Transaction Document to which it is or is to become a party.

      Each Transaction Document has been or will be duly executed and delivered by each Buyer that is or is to become a party to that Transaction Document and constitutes, or on execution and delivery will constitute, the valid and legally binding obligation of that Buyer, in each case enforceable against that Buyer in accordance with its respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor's rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    Noncontravention

    . Subject to obtaining or making all of the Buyers' Required Consents, neither the execution, delivery or performance of any Transaction Document by any Buyer, nor the consummation of the transactions they contemplate, will:

      Violate any Law, order, judgment or decree applicable to any Buyer, except where the violation would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by the Transaction Documents;

      Violate any provision of the Articles of Association, limited partnership agreement or other corporate governing documents of any Buyer; or

      Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which any Buyer is a party or by which it is bound, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by the Transaction Documents.

    Consents

    . None of the Buyers is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person (including any Governmental Authority) in order to consummate the transactions contemplated by the Transaction Documents, except for the Buyers' Required Consents, and except for notices, filings, authorizations, consents or approvals that, if not made or obtained, would not have a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by the Transaction Documents.

    Brokers' Fees

    . None of the Buyers has entered into any arrangement to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which any Seller Party could become liable or obligated.

    Litigation

    . There is no claim, action, proceeding or investigation pending or, to the Buyers' Knowledge, threatened against any Buyer before any Governmental Authority, or any judgment, decree or order of any Governmental Authority, that would delay or prevent the consummation of the transactions contemplated by the Transaction Documents.

    [Intentionally deleted.]

    Due Diligence Investigation and Other Acknowledgments

    .

      The Buyers acknowledge and agree that they have fully conducted and are relying exclusively upon the representations and warranties in this Agreement and their own inspections and investigation in order to satisfy themselves as to the condition and suitability of the Business, assets, real and personal properties, Liabilities, results of operations, condition (financial or otherwise) and prospects of the Business. In addition, the Buyers acknowledge and agree that they have reviewed all of the Due Diligence Materials to their full and complete satisfaction.

      Except for the representations and warranties set forth in Section 3, the Buyers acknowledge and agree that the Seller Parties and their Affiliates make no representations or warranties (express, implied, at common law, statutory or otherwise) with respect to the accuracy or completeness of the Due Diligence Materials or the Information Memorandum now, previously or hereafter made available to the Buyers in connection with this Agreement (including any description of the Business or the Purchased Assets, market, revenue, price and expense assumptions or environmental information), or of any other information furnished to the Buyers by the Seller Parties or their Representatives.

      The Buyers acknowledge and agree that they have reviewed and accepted the disclaimers set forth in Section 8.8 of this Agreement.

  [Intentionally deleted.]
  Post-Closing Covenants

  .

  The Parties agree as follows with respect to the period following the Closing.

    General; Certain Assets

    .

      If after the Closing any further action is necessary to carry out the purposes of the Transaction Documents and the transactions they contemplate, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party not its Affiliate reasonably may request, and the requesting Party will pay all reasonable out-of-pocket costs and expenses of the requested Party (unless the requesting Party is entitled to indemnification for the requested action under Section 8). No Party, however, will be required to take any action that, in the opinion of its counsel, would or could constitute a violation of any Law.

      Without limiting the generality of the foregoing, if requested by Sellers, the Buyers agree to cause the Mexican Subsidiaries to use their Commercially Reasonable Efforts to assist the Sellers and their Affiliates in bifurcating those contracts (the "Consortium Contracts") to which both AGI Mexicana and Core Lab Operations S.A. de C.V. ("Core Lab Operations") are parties and which are listed as Consortium Contracts on Exhibit 6.1 hereto, and otherwise to take reasonable steps in order to continue to provide Core Lab Operations with the benefits of such Consortium Contracts. If any such Consortium Contract shall not be bifurcated as described above, then each Party shall (and shall cause its appropriate Subsidiaries to) act, to the maximum extent permitted by Mexican Law, as the agent or representative of the other Party (or its appropriate Subsidiary) in order to obtain for the other Party the benefits intended to be conferred upon such Party thereunder, and the Parties shall (and shall cause their appropriate Subsidiaries to) cooperate, to the maximum extent permitted by Law and the Consortium Contract with the other in any other reasonable arrangement designed to provide such benefits to the Party (or Subsidiary) upon whom such benefits are intended to be conferred.

      Sellers and Buyers will use Commercially Reasonable Efforts to cause the Arenque Contract and the contracts giving rise to the accounts receivable of AGI Mexicana listed on Item 5 of Exhibit 6.1 (the "Other Receivables") to be transferred to one or more Persons designated by the Sellers. Pending such transfers, Sellers shall cause their applicable Affiliate to perform all obligations under and pursuant to (i) the Consortium Contracts, (ii) the contract identified in Item 2 of Exhibit 6.1 (the "Arenque Contract"), and (iii) the contracts giving rise to the Other Receivables in accordance with the terms thereof, and shall (and shall cause their applicable Affiliate to) indemnify and hold harmless AGI Mexicana and its Affiliates from and against any Damages arising out of the failure of Sellers or their applicable Affiliate to perform such obligations. If any Party or its Affiliates shall pay or provide any monies on behalf of the other Party or its Affiliates in connection with any Consortium Contract, the Arenque Contract, and the contracts giving rise to the Other Receivables, the Party receiving (or whose Affiliate received) such monies or the benefit thereof shall promptly reimburse the other Party or its Affiliate that paid or provided such monies.

      Prior to any transfer of the Arenque Contract as provided for in Section 6.1(c), Buyers shall cause AGI Mexicana to perform the invoicing and similar ministerial obligations under the Arenque Contract for the benefit of Sellers or Sellers' designee. Sellers shall be responsible for provision of personnel and equipment necessary to perform the services to be rendered to the counterparty under the Arenque Contract and shall reimburse AGI Mexicana for the reasonable out of pocket costs incurred by AGI Mexicana in performing its obligations under the Arenque Contract.

      Sellers and Buyers will use Commercially Reasonable Efforts to cause the leases and domain name listed in items 3 and 4 on Exhibit 6.1 to be transferred to one or more Persons designated by Sellers. Pending such transfer, Sellers shall pay directly, or if not practical, reimburse AGI Mexicana for, any amounts due to the lessors pursuant to the terms of such leases, and AGI Mexicana shall afford to Sellers' designees the use of the facilities covered by such leases.

      Buyers agree that the Other Receivables are for the benefit of Sellers, and unless such Other Receivables shall have been transferred as provided in Section 6.1(c), Buyers shall cause AGI Mexicana promptly upon receipt of any payment on account of such receivables to remit such funds to the account designated by Sellers therefor. AGI Mexicana shall not be obligated to institute litigation or arbitration proceedings or otherwise incur any material out of pocket expense in collection of such receivables unless Sellers shall have agreed to reimburse AGI Mexicana for all such expenses.

    Transition

    .

      Subject to Section 6.1, the Seller Parties will not, and will not permit any their Representatives to, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Sellers or their Affiliates (including the Mexican Subsidiaries) with respect to the Business from maintaining the same business relationships with the Buyers (and the Mexican Subsidiaries) with respect to the Business after the Closing as it maintained with respect to the Business prior to the Closing.

      For a period of up to 60 days following the Closing Date, Core Lab LP will provide office space currently occupied by the Employees, heating, ventilating and air conditioning, and utilities for employees of the Business located at Core Lab LP's Houston, Texas facility on a rent-free basis, provided, that long distance telephone service shall be directly billed to the Buyers, or, if provided by Core Lab LP, Buyer will reimburse Core Lab LP for the actual charges occasioned by Buyers. If any employees of the Business continue to occupy any space leased by Core Lab LP after 60 days following the Closing, the Buyers will use their best efforts to relocate such employees promptly and shall pay to Core Lab LP $36,700 per month thereafter for the space occupied by such employees, provided, that no such holdover shall exceed two months without the written consent of Core Lab LP.

      With respect to the services and assistance provided by any Seller Party under this Section 6.2, (i) the relationship of the Parties shall be solely that of independent contractors, and (ii) Buyers shall indemnify and hold harmless the Seller Parties and their Representatives from and against all Damages for death or injury to persons or property arising out of or in connection with the presence of any Buyer or its Representatives upon the premises of any Seller Party, and whether arising in tort, contract, strict liability, or at law or equity, except through the gross negligence or willful misconduct of any Seller Party or their Affiliates.

      The Buyers shall cause the Mexican Subsidiaries for 60 days following the Closing Date to allow the Sellers' Affiliates use of their T-1 communications line and servers, free of charge.

      After the Closing Date, any asset or any Liability, all other remittances and all mail and other communications that are or otherwise relate to a Purchased Asset or an Assumed Liability and that is or comes into the possession, custody or control of the Sellers (or their Affiliates) shall forthwith be transferred, assigned or conveyed by the appropriate Seller (or its Affiliate) to the appropriate Buyer. Until such transfer, assignment and conveyance, the Sellers (and their respective Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or Liability except that the Sellers (and their Affiliates) shall hold any such Purchased Asset in trust for the benefit of Buyers pending such transfer. After the Closing Date, any asset or any Liability, all other remittances and all mail and other communications that are or otherwise relate to an Excluded Asset or an Excluded Liability and that is or comes into the possession, custody or control of the Buyers (or their Affiliates) shall forthwith be transferred, assigned or conveyed by the appropriate Buyer (or its Affiliate) to the appropriate Seller. Until such transfer, assignment and conveyance, the Buyers (and their Affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such Excluded Asset or Excluded Liability except that the Buyers (and their Affiliates) shall hold any such Excluded Asset in trust for the benefit of Sellers pending such transfer. The terms of this Section 6.2(e) shall survive the Closing indefinitely.

      For a period of up to three (3) months, Sellers will at mutually agreeable good faith prices, provide Buyers such services as Buyers request such as payroll, invoicing, accounts database management and preparation of financial data and such other services as the Parties may reasonably agree.

    Information

    .

      The Buyers will afford to the Seller Parties and their Representatives access during normal business hours with reasonable notice to the books, records and personnel, and to such other information, and will furnish such cooperation, in each case relating to Business, the Purchased Assets, the Assumed Liabilities and the Mexican Subsidiaries and their assets and Liabilities, as any Seller Party reasonably requests for financial reporting and accounting matters, the preparation and filing of any Tax Returns, the defense of Tax and indemnity claims, and any other purposes related to the Transaction Documents and the transactions they contemplate, except to the extent sharing the information may waive attorney-client or other applicable privileges. In addition, the Sellers will, and the Seller Parent will cause each Seller and its Representatives to, afford the Buyers and their Representatives similar access to any books, records or files retained by the Seller relating to Business, the Purchased Assets, the Assumed Liabilities and the Mexican Subsidiaries and their assets and Liabilities.

      The Seller Parties shall, and shall cause their Representatives to, keep confidential and not use for any purpose (except those described in Section 6.3(a)), any and all information in their possession regarding the Business, the Purchased Assets, the Assumed Liabilities and the Mexican Subsidiaries and their assets and Liabilities, except for disclosures (i) required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case the Seller Parties will use Commercially Reasonable efforts to advise the Buyers prior to the disclosure being made) and (ii) of information already in the public domain through no act or omission of any Seller Party or any of their Representatives.

    Transfer Taxes

    . The Buyers will pay all sales, use, value added, transfer, real property transfer, recording, stock transfer and other similar Taxes and fees, if any, arising out of or in connection with the sale of the Purchased Assets and the consummation of the transactions contemplated by the Transaction Documents, and will indemnify, defend and hold harmless the Sellers and their Representatives with respect to such Taxes. The Buyers will file all necessary documentation and Tax Returns with respect to such Taxes. If required by applicable Law, the applicable Buyer shall pay over to the applicable Seller the amount of any sales, use or value added Tax which may be required by Law to be collected by such Seller, and such Seller shall timely remit such Tax to the appropriate Governmental Authority in compliance with applicable Law.

    Employment Obligations.

      As of the day after the Closing Date, all U.S. Employees and Canadian Employees will become employees of one or more of Buyers and their Affiliates at the same salaries as described in Section 3.14 of the Sellers' Disclosure Schedule. In accordance with the Assignment and Assumption Agreement, Buyers will assume or will cause one of their Affiliates to assume the Seller's obligations under each of the Employment Agreements listed in Section 3.14 of the Sellers' Disclosure Schedule. Except as provided in this Section 6.5 or in Section 6.6, all Liabilities (other than Liabilities attributable to any violation, breach or failure to perform occurring prior to the Closing) in respect of the U.S. Employees and the Canadian Employees arising after the Closing Date will be the responsibility of Buyers or their applicable Affiliates.

      After the Closing, Core Lab LP shall provide continuation coverage under COBRA and any state continuation coverage requirements to all U.S. Employees and their qualified beneficiaries, other than those who elect not to have this coverage. With respect to the period commencing on the Closing Date and ending on June 22, 2004, for each U.S. Employee that elects in writing to accept continuation coverage under COBRA (or if earlier, the date a particular U.S. Employee's employment with Paradigm U.S. terminates), Paradigm US will pay on behalf of such U.S. Employee the cost of this coverage, at the rate in effect for this coverage on the Closing Date; provided, however, that Buyers may charge each U.S. Employee so covered an amount for this period at a rate equal to the rate that U.S. Employee had been charged for health insurance coverage as an employee of Core Lab LP immediately prior to the Closing Date.

      Sellers represent that they and their Affiliates have not discouraged, and agree that they will not (and will not permit their Affiliates to) discourage, any Employee from becoming or remaining an employee of Buyers and their Affiliates (including the Mexican Subsidiaries) following the Closing. After the Closing, Buyers and their Affiliates (including the Mexican Subsidiaries) may determine in their sole discretion which Employees should continue as employees of Buyers and their Affiliates (including the Mexican Subsidiaries). Buyers and their Affiliates may require as a condition of continued employment that the Employee enter into an employment agreement or non-competition agreement with the applicable Buyer or Affiliate. Any U.S. Employee or Canadian Employee whose employment with any of the Buyers and their Affiliates continues after June 22, 2004 (each a "Continuing Employee") shall be given credit for service with Sellers (and any other entity to the extent credit has heretofore been granted by Sellers) with respect to eligibility for participation and vesting, as applicable, in any welfare benefits plans and other employee benefits plans of the Buyers (including vacation and sick leave plans) where the period or periods of service is or are relevant to the same extent as such service would be credited had it been performed for Buyers; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service. In addition, to the extent such actions can be taken without material cost, Buyers shall take appropriate action to cause their welfare benefit plans to waive pre-existing conditions exclusions for Continuing Employees and their dependents and credit amounts paid by Continuing Employees toward deductibles and annual maximums in the current year of affected welfare benefit plans of Sellers as if such amounts had been paid under Buyers' welfare benefit plans in their years which include the Closing Date. The parties intend that none of the Buyers or their Affiliates shall be responsible for any severance costs owed to any U.S. Employee or Canadian Employee not offered employment with a Buyer or an Affiliate of the Buyers, or who does not accept such an offer, should any of the Seller Parties or their Affiliates terminate that U.S. Employee or Canadian Employee's employment, in which case such severance costs shall remain the obligation of the Seller Parties and their Affiliates to the extent applicable.

      Buyers shall provide Sellers a list of the names of each Employee whose employment with any of the Buyers and their Affiliates (including the Mexican Subsidiaries) terminates for any reason on or prior to June 22, 2004 (each a "Non-Continuing Employee") and the date of that termination. With respect to each Non-Continuing Employee, (i) Sellers shall pay, or shall cause one of their Affiliates to pay, each Non-Continuing Employee the payments that Non-Continuing Employee would have received if instead that Non-Continuing Employee had been terminated as an employee of one of Sellers and their Affiliates as of the Closing Date under the relevant Seller's applicable severance plans and policies in effect immediately prior to the Closing Date, a list of which amounts Sellers have provided to Buyers, and (ii) Buyers shall reimburse Sellers for any portion of the amounts so paid attributable to accrued vacation time to the extent reflected on Section 3.14 of the Sellers' Disclosure Schedule.

      Until the third anniversary of the Closing Date, the Seller Parties shall not, and shall not permit their Affiliates to, solicit or hire any Employee, other than a Non-Continuing Employee; provided, however, nothing herein shall restrict the Seller Parties or their Affiliates from (i) soliciting any such Employee by general employment advertising or third party employment agencies (so long as such agencies are not directed by the soliciting Seller or Affiliate to target such Employees), or (ii) hiring any Employee who responds to such permitted solicitation or seeks employment on an unsolicited basis.

      Except as set forth in Section 6.5(e), for a period of five years from the Closing Date (i) the Buyers shall indemnify the Sellers for any payments made or Liabilities incurred by the Sellers or any of their Affiliates under Mexican Law attributable to periods after the Closing Date in respect of any of the Mexican Employees and (ii) the Sellers shall indemnify the Buyers and the Mexican Subsidiaries for any payments made or Liabilities (except Liabilities reflected on the Mexican Subsidiaries' balance sheets as of the Closing Date) incurred by the Buyers, their Affiliates and the Mexican Subsidiaries attributable to periods before the Closing Date in respect of any of the Mexican Employees. The amounts specified in this Section 6.5(g) shall be paid and satisfied by the delivery of a certified check or by a wire transfer to the bank account specified by notice to the paying Party.

    Employee Benefit Plans.

      Effective as of the Closing Date, all Employees shall cease to participate in the Seller's Employee Benefit Plans. After June 22, 2004, Buyers shall make available their applicable Employee Benefit Plans to all Continuing Employees as permitted under the terms of such plans.

      As soon as practicable following Closing, the applicable Seller shall take all action necessary: (i) to permit the Employees to elect to take distributions (subject to applicable law) of their accounts under the applicable Seller's defined contribution retirement plan or plans applicable to the Employees (the "Retirement Plan") in accordance with the terms of such Retirement Plan; and (ii) to the extent that the Employees so elect, to roll over the amounts received from the applicable Seller's Retirement Plan (including, to the extent permissible under applicable law, any outstanding loans) to an individual retirement account, or in the case of Continuing Employees, to a defined contribution retirement plan qualified under Section 401(a) of the Code and maintained by Buyer or one of its Affiliates if one is so maintained.

      Nothing contained in this Section 6.6, whether express or implied, is intended to confer upon any Employee or former employee of any of the Seller any right or remedy, including any right as a third-party beneficiary.

    Non-Use of Core Lab Marks

    .

      The Core Lab Marks appear on some of the properties and assets used in Business, including on signage, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items used in Business. The Buyers acknowledge and agree that they do not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license or other right to use the Core Lab Marks.

      The Buyers will, within three (3) months after the Closing Date, (i) remove the Core Lab Marks from, or cover or conceal the Core Lab Marks on, the Purchased Assets, including signage, (ii) return or destroy all papers and brochures included in the Purchased Assets that contain any Core Lab Marks that are not so covered or removed, and (iii) submit notifications or amendments with respect to any Permits included in the Purchased Assets that use any Core Lab Marks, and Buyers will, during such period, have the limited right to use the Core Lab Marks consistent with this provision and, provided that Buyers' use of the Core Lab Marks will not be reasonably likely to create confusion to the public.

      The Buyers shall not challenge the Seller Parties' or their Affiliates' ownership of the Core Lab Marks or any application for registration thereof or any registration thereof or any rights of the Seller Parties or their Affiliates therein as a result, directly or indirectly, of the Buyers' ownership of the Purchased Assets or operation of Business following the Closing.

      The Buyers will not conduct any business or offer any goods or services under any Core Lab Marks, except as expressly permitted during the transition period pursuant to Section 6.7(b) above or as permitted pursuant to the Seller Parties' written consent.

      The Buyers will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Core Lab Marks or otherwise operate Business or the Purchased Assets in any manner that would or might reasonably be expected to confuse any Person into believing that the Buyer has any right, title, interest or license to use any Core Lab Marks, except as expressly permitted during the transaction period pursuant to Section 6.7(b) above or as permitted pursuant to the Seller Parties' written consent.

    Insurance Coverage

    . Following the Closing, the Seller Parties and their Affiliates will have no obligation to provide any insurance coverage necessary, desirable or appropriate for Business or the Purchased Assets. The Seller Parties also, if so requested by any Buyer, will file claims under any of the insurance policies listed on Exhibit 3.18 of the Sellers' Disclosure Schedule that insure any of the Purchased Assets on an "occurrence" basis if the occurrence was before the Closing Date.

    No Competition

    .

      For the limited and reasonable period of three (3) years following the Closing Date (the "Restricted Period"), none of the Seller Parties shall, or shall permit their Affiliates to, engage in providing seismic data processing, time and depth imaging, seismic signal enhancement or Advanced Reservoir Geophysics services (the "Restricted Business") anywhere in the world, other than as set forth in the License Agreement, provided, however, that nothing herein shall restrict or prevent (i) the Seller Parties or their Affiliates from owning as a passive investor less than ten (10%) percent of any class of securities of any Person that are listed for trading on a recognized stock exchange or national securities exchange, or (ii) any acquisition by Seller Parties or any of their Affiliates of another Person, or the business of another Person, that has an ancillary division, department, subsidiary or other Affiliate, that engages in the Restricted Business (a "Competing Business") but which Person is not principally engaged therein; provided, further, however, that (A) promptly after acquiring such Competing Business, the acquiring Seller Party or such Affiliate shall notify Buyer thereof and (B) if greater than 12 months remain in the Restricted Period, the acquiring Seller Party or such Affiliate shall use Commercially Reasonable Efforts to divest itself of such Competing Business as soon as reasonably practicable.

      The Seller Parties acknowledge that the obligation under Section 6.9(a) forms a significant part of the value for which the Purchase Price is being paid. The Parties stipulate that the obligation under Section 6.9(a) is reasonable and necessary and tailored to Business, which currently is conducted throughout the world from the United States, Canada and Mexico. If nonetheless a court, arbitrator or other Person having jurisdiction concludes in a proceeding that the scope, time or geographic coverage of this Section 6.9 is not enforceable, the Parties agree that the obligation should be revised to a form that is enforceable to the broadest extent permitted by applicable Law.

      For two (2) years following the Closing, the Seller Parties will, and will cause their Affiliates to, refer all inquiries they may receive concerning Business to the Buyers, and will for one year after the Closing include on any of their web sites that pertain to the Business a pointer to a web site designated in writing by Buyers.

    Collection of Accounts Receivable.

      If the accounts receivable listed on Exhibit 6.10 (the "Specified Receivable"), is not collected in full (net of related reserves) within 360 days after the Closing Date, then notwithstanding any other provision of this Agreement to the contrary, the sole remedy of the Buyers shall be to cause the Seller Parties to repurchase such Specified Receivable at 100% of the net book amount thereof (taking into account any related reserves in effect as of the Closing Date and any payments with respect to such Specified Receivable made after the Closing Date) and no claim may be made based on the inaccuracy of any representation or warranty resulting therefrom. If the Buyers and Seller Parties disagree as to the amount of the Specified Receivable to be repurchased, Buyers and Seller Parties agree to resolve such matter in accordance with Section 9. If the appropriate Buyer elects to cause the Seller Parties to repurchase such Specified Receivable, any notice of such election shall be given in accordance with Section 10.8 and must be received by the Seller Parties prior to 450 days after the Closing Date or the Buyers will be deemed to have waived any rights with respect to such Specified Receivable. Such notice shall (i) identify a closing date not less than 5 days nor more than 90 days after such notice is received by the Sellers upon which the closing of the sale shall occur and (ii) state the price for the repurchase of the Specified Receivable, together with such supporting detail as may be requested by the Sellers (which may be audited by Sellers from time to time upon reasonable advance notice). Such notice shall be accompanied by Buyers' certification of its attempts to collect the applicable Specified Receivable and Buyers shall promptly provide Sellers with all additional records relating to collection attempts with respect to the Specified Receivable as Seller may reasonably request from time to time. At the closing, the appropriate Buyer (or Subsidiary thereof) shall deliver to the purchasing Seller such instruments of transfer as may be reasonably requested by such Seller to evidence the transfer of the Specified Receivable to such Seller, and Seller shall pay the repurchase price in immediately available funds.

      Following the Closing Date, but prior to the repurchase of the Specified Receivable by any Seller, Buyers shall, and shall cause the Subsidiary owning the Specified Receivable to, use good faith efforts to collect the Specified Receivable provided that the Subsidiary is not required to institute litigation or arbitration proceedings or to incur material out of pocket expenses. Any payment received by the Subsidiary or Buyers from the account debtor or the other Person identified in Exhibit 6.10 on account of the Specified Receivable or on account of the specific work giving rise to the Specified Receivable shall be credited to the Specified Receivable.

      If the Specified Receivable is repurchased by any Seller, if requested by such purchasing Seller, Buyer or the relevant Subsidiary of Buyer, shall, to the extent permissible under applicable Law, act as collection agent for such Seller with respect to such Specified Receivable. In such capacity, Buyer or the relevant Subsidiary of Buyer shall (i) diligently pursue collection of such Specified Receivable as if such receivables were owned by Buyer or such Subsidiary provided that the Subsidiary is not required to institute litigation or arbitration or incur material out of pocket expenses, and (ii) remit monies received by Buyer or such Subsidiary in such capacity to the appropriate Seller within 3 Business Days of receipt.

      Within sixty (60) days following the Closing Date, the Sellers will provide a work order or, failing that, other identifying support, identifying the basis for the Specified Receivable reasonably satisfactory to Buyer. If such work order or other identifying support is not provided within ninety (90) days, the relevant Subsidiary of Buyers shall have the right to cause the Specified Receivable to be repurchased in accordance with the provisions of Section 6.10(a), and the provisions of Section 6.10(a) and (c) shall then apply.
  [Intentionally deleted.]

  Survival; Indemnification

  .

    Survival of Representations, Warranties and Covenants

    .

      The representations and warranties of the Parties contained in this Agreement will survive following the Closing, subject to the provisions of Sections 8.2(b) and 8.3(b).

      The covenants of the Parties contained in this Agreement will survive the Closing in accordance with their respective terms.

    Indemnification Provisions for Benefit of the Buyers

    .

      If any Seller Party breaches any of its representations or warranties contained in this Agreement or any of its covenants contained in this Agreement, and subject to the limitations set forth in Sections 8.1(b) and 8.5, then the Seller Parties, jointly and severally, shall indemnify and hold harmless the Buyers and their Representatives (each, a "Buyers' Indemnitee") from and against any Damages any Buyers' Indemnitee may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach.

      To be entitled to indemnification under Section 8.2(a), a Buyers' Indemnitee must notify the Seller Parties of the alleged breach of the representation or warranty on or before the date occurring:

        In the case of Section 3.7, three months after the expiration of the applicable statute of limitations;

        In the case of Sections 3.10 and 3.13, five (5) years after the Closing Date; or

        In all other cases, eighteen (18) months after the Closing Date.

    Indemnification Provisions for Benefit of the Seller Parties

    .

      If any Buyer breaches any of its representations or warranties contained in this Agreement or any of its covenants contained in this Agreement, but subject to the limitations set forth in Section 8.3(b), then the Buyers, jointly and severally, shall indemnify and hold harmless the Seller Parties and their Representatives (each, a "Sellers' Indemnitee") from and against any Damages any Sellers' Indemnitee may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach.

      To be entitled to indemnification under Section 8.3(a), a Sellers' Indemnitee must notify the Buyers of the alleged breach of the representation or warranty on or before the date occurring eighteen (18) months after the Closing Date.

    Matters Involving Third Parties

    .

      If any third party notifies any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party will promptly notify each Indemnifying Party in writing. Delay on the part of the Indemnified Party in notifying any Indemnifying Party will not relieve the Indemnifying Party from its obligation unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

      Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will assume defense of such matter, (ii) the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill any indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

      So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

      If any of the conditions in Section 8.4(b) is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

    Limitations on Sellers' Indemnification Obligations

    .

      The Seller Parties will have no obligation to indemnify any Buyers' Indemnitee from and against any Damages resulting from, arising out of, relating to, in the nature of or caused by the breach or alleged breach by any Seller Party of its representations or warranties contained in this Agreement until the Buyers' Indemnitees have suffered Damages by reason of all such breaches (or alleged breaches) in excess of $400,000 as an aggregate deductible (at which point the Seller Parties will be obligated only to indemnify the Buyers' Indemnitees from and against Damages in excess of such deductible); provided, however, that this limitation shall not apply to breaches of the representations and warranties in Section 3.7. In calculating amounts of Damages for purposes of this Section 8.5(a), references to Material Adverse Effect or other limitations on materiality or amount shall be disregarded.

      In the absence of fraud, in no event shall the Seller Parties be obligated to expend in excess of an amount (the "Cap") equal to $10,500,000, in the aggregate to indemnify the Buyers' Indemnitees from and against all Damages resulting from, arising out of, relating to, in the nature of or caused by the breach or alleged breach by the Seller Parties of their representations or warranties contained in this Agreement or their covenants contained in this Agreement; provided, however, that with respect to any breach or alleged breach of the Seller Parties' representations and warranties or covenants, other than the representations and warranties set forth in Section 3.13, the Cap shall be $6,300,000, and with respect to any breach or alleged breach of the Seller Parties' representations and warranties set forth in Section 3.13, the Cap (inclusive of any Damages limited by clause (i)) shall be:

          $10,500,000, for any breach or alleged breach of such representations and warranties limitations as to which notice is given by Buyer's Indemnitee (a "Claim Notice") on or before eighteen (18) months after the Closing Date;

          $9,450,000, for any such breach or alleged breach as to which a Claim Notice is given more than eighteen (18) months, but on or before twenty-four (24) months, after the Closing Date;

          $8,400,000, for any such breach or alleged breach as to which a Claim Notice is given more than twenty-four (24) months, but on or before thirty-six (36) months, after the Closing Date;

          $6,300,000, for any such breach or alleged breach as to which a Claim Notice is given more than thirty-six (36) months, but on or before forty-eight (48) months, after the Closing Date; and

          $4,200,000, for any such breach or alleged breach as to which a Claim Notice is given more than forty-eight (48) months, but on or before sixty (60) months, after the Closing Date.

    provided, further, that the limitations of this Section 8.5(b) shall not apply to breaches of the representations and warranties in Sections 3.5(a) and 3.7.

    Other Indemnification Provisions

    .

      The Parties will make appropriate adjustments for Tax benefits, insurance coverage and third-party indemnification rights in determining Damages for purposes of this Section 8. The Seller Parties shall not be liable for any Damages to the extent that the matter giving rise to such Damages is the subject of an allowance, provision, reserve or adjustment in the finally determined in accordance with Section 2.4. All indemnification payments under this Section 8 will be deemed adjustments to the Purchase Price.

      The Sellers' Indemnitees and the Buyers' Indemnitees, as appropriate, will use Commercially Reasonable Efforts to mitigate all Damages relating to claims for indemnification pursuant to this Section 8, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or equity. For purposes of this Section 8.6(b), Commercially Reasonable Efforts will include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due (which reasonable expenditures will be included as Damages suffered by the Party incurring such expenditures).

      Notwithstanding the provisions of Section 8.5 or any other provision of this Agreement, the limitations on the indemnification obligations set forth therein shall not apply to (i) the failure of any Seller Party to perform its obligations with respect to the Excluded Liabilities, (ii) any Buyer's failure to perform its obligations with respect to the Assumed Liabilities, and (iii) failures to perform the obligations of the Parties with respect to the prorations in Section 2.9.

      The Parties acknowledge that each of the Sellers' Indemnitees and the Buyers' Indemnitees is an intended third-party beneficiary under this Section 8 and that any of the Sellers' Indemnitees or the Buyers' Indemnitees will have all legal rights, remedies and claims under this Section 8.

    Exclusive Remedy

    . Except as set forth in Section 8.6(c), the right of the Parties and their respective Representatives to assert claims and receive payments under this Section 8 is the sole and exclusive right and remedy exercisable by the Parties and their respective Representatives with respect to any Damages arising out of any breach by any Party of any representation or warranty of such Party set forth in this Agreement. No Party or its Representatives will have any other remedy (statutory, equitable, common law or otherwise) against any other Party with respect to such breaches, and all such other remedies are hereby waived. Without limiting the foregoing, each of the Parties acknowledges and agrees that neither it nor its Representatives will have any remedy after the Closing for any breach of the representations and warranties contained in this Agreement, except as expressly provided in Sections 8.2 and 8.3 of this Agreement.

    Disclaimer of Other Representations and Warranties

    .

      Except for those representations and warranties expressly set forth in Section 3, the Seller Parties make no representations or warranties of any kind or nature, express or implied, as to the Purchased Assets or Business, or the prospects (financial and otherwise), risks and other incidents of Business or the Purchased Assets.

      Without limiting the foregoing, and except for those representations and warranties expressly set forth in Section 3, the Seller Parties make no representations or warranties of merchantability, usage or suitability or fitness for any particular purpose with respect to the Purchased Assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance of such properties or assets with any Laws, including Environmental Laws, or as to the condition of the Purchased Assets, or any part thereof, or as to the absence of Hazardous Substances or Liability or potential Liability under Environmental Laws with respect to Business or the Purchased Assets. Any such other representations and warranties are hereby expressly disclaimed.

      Except as set forth in Section 3, the Purchased Assets are sold "as is, where is" on the Closing Date, and in their condition on the Closing Date "with all faults."

      Without limiting the foregoing, no material or information provided by or communications made by the Seller or its Representatives (including any broker or investment banker), including any information or material contained in the Due Diligence Materials or in the Information Memorandum will cause or create any warranty, express or implied, as to the title, condition, value or quality of the properties or assets of Business or the Purchased Assets.

  Dispute Resolution

  .

  All Disputes shall be resolved in accordance with the dispute resolution procedures set forth in this Section 9. Notwithstanding the foregoing, (a) the Parties may at any time seek injunctive or equitable relief from a court of competent jurisdiction, and (b) nothing herein shall prevent a Party from defending or pursuing any claim in a court or other proceeding initiated by a third party.

    Negotiations By Senior Management.

      In the event of a Dispute among the Parties, the Parties will endeavor to reach a satisfactory solution by referring the Dispute to senior management of each of the Disputing Parties. For this purpose, representatives of each Disputing Party shall reduce the main background information and contended issues to a written report, which shall be a joint report if possible, or, if such a joint report cannot be agreed upon, a report shall be prepared by representatives of each Disputing Party, which report or reports will be submitted to senior management of all Disputing Parties.

      After receiving the written report or reports pursuant to Section 9.1(a), senior management of the Disputing Parties will meet as soon as possible, on no less than seven (7) days' written notice, unless specifically agreed otherwise. Such senior management shall examine the arguments given in the written reports as well as any other submissions by the Disputing Parties, and shall, if the Dispute cannot be resolved immediately, agree to convene for further negotiations aimed at resolving the Dispute.

      Should senior management of the Disputing Parties be unable to resolve the Dispute within twenty-one (21) days, any Disputing Party may, by delivery of written notice to the others, submit the Dispute to binding arbitration in accordance with Section 9.2.

    Binding Arbitration.

      If a Dispute remains unresolved after the discussions of senior management of the Disputing Parties in accordance with Section 9.1, or if one or more of the Disputing Parties fail to comply with any of the time periods set forth in Section 9.1, the Parties agree that upon submittal by any Disputing Party, all such Disputes shall be finally settled by binding arbitration, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

      If the amount in controversy in any Dispute is less than $2,000,000, the arbitration shall be conducted by one independent arbitrator, appointed by the AAA. Each Disputing Party shall promptly notify the other Disputing Parties and the AAA in writing if the arbitrator appointed by the AAA has any relationship to or affiliation with such Disputing Party (a "Notice of Relationship"), in which event another arbitrator shall be appointed by the AAA promptly thereafter.

      If the amount in controversy in any Dispute is $2,000,000 or more, the arbitration shall be conducted by three (3) arbitrators who are to be appointed in accordance with the said rules and who, to the extent possible, shall have experience and expertise in the subject matter involved in the dispute. Unless all Disputing Parties can agree in writing on the arbitrators within ten (10) days after the delivery of the notice referred to in Section 9.2(a), then, within ten (10) days thereafter, the Sellers, on the one hand (which shall be entitled to specify one arbitrator), and the Buyers, on the other hand (which shall be entitled to specify one arbitrator), shall each notify the other in writing of the name of the independent arbitrator chosen by them to participate as a member of a three-member panel of arbitrators. If either the Sellers or the Buyers fail to give the other timely notice of such appointment, then the Disputing Party who timely gave such notice (the "Notifying Disputing Party") may give notice to the Disputing Party who failed to give timely notice (the "Notified Disputing Party") of the Notifying Disputing Party's intent to require that its arbitrator act as the sole arbitrator hereunder. If the Notified Disputing Party shall not have given notice of appointment of its arbitrator within five (5) Business Days following receipt of notice from the Notifying Disputing Party, then the arbitrator selected by the Notifying Disputing Party shall act as the sole arbitrator hereunder. If an arbitrator is timely appointed by each of the Disputing Parties, the two named arbitrators shall select the third member of the arbitration panel within ten (10) days after they have both been appointed, and they shall promptly notify the Disputing Parties thereof. Each Disputing Party shall promptly deliver to the other Disputing Parties and the Disputing Parties' selected arbitrators a Notice of Relationship if the third arbitrator has any relationship to or affiliation with such Disputing Party, in which event another arbitrator shall be selected within ten (10) days after receipt of such Notice of Relationship by the Disputing Parties' selected arbitrators. If the two initially appointed arbitrators cannot timely agree on a third arbitrator, then any Disputing Party may request that the American Arbitration Association select the third arbitrator.

      The arbitration hearing shall be held in such city as may be agreed by the Disputing Parties, provided that if the Disputing Parties do not agree upon any city within thirty (30) days after delivery of the notice referred to in Section 9.2(a), the arbitration hearing shall be held in New York City. The hearing will be held at a site in such city to be determined by the sole arbitrator, or as agreed to by a majority of the arbitrators, as the case may be, on thirty (30) days' written notice to the Disputing Parties. The arbitration proceedings shall be held in the English language.

      The arbitration hearing shall be concluded within thirty (30) days unless otherwise ordered by the sole arbitrator or a majority of the arbitrators, as the case may be, on compelling grounds, and the award thereon or decision with respect thereto shall be made within ten (10) days after the close of the submission of evidence. Arbitration demanded hereunder by any Disputing Party shall be final and binding on the Parties and may not be appealed except in the case of manifest error or impropriety in the arbitration proceedings. The decision, arbitration order and relief agreed upon in writing by the sole arbitrator, or by any two or more of the arbitrators (in the case of a three-member panel) shall be deemed the arbitrators decision for all purposes hereof. If two or more members of a three-person arbitration panel cannot agree, then the decision of the arbitrator not appointed by any Disputing Party shall control. The references herein to the arbitration panel shall also be deemed to refer to the single arbitrator where a panel is not being used hereunder, and all references to decisions, orders, awards and relief granted by the panel of arbitrators shall mean the decision, order, award or relief agreed upon in writing by the required number of members of the panel, as indicated.

      The Parties agree that the arbitration panel may render and the Parties shall abide by any interim ruling that the arbitration panel deems necessary or prudent regarding discovery, summary proceedings, or other pre-arbitration matters.

      The decision of the arbitration panel shall be final and binding on all Parties, and judgment on the award of the arbitration panel may be entered by any court having jurisdiction thereof.

      Any costs or other expenses, including reasonable attorneys' fees and costs incurred by the successful Disputing Party, arising out of or occurring because of the arbitration proceedings may be assessed against the unsuccessful Disputing Party, borne equally, or assessed in any manner within the discretion of the arbitration panel and shall be included as part of any order or decision rendered by the arbitration panel. The arbitration panel may also order any Disputing Party who is ordered to pay any other Disputing Party's attorneys' fees and costs to pay interest on such award at a rate not to exceed the Prime Rate from the date of the award until paid. As an initial matter (and until ordered differently by the arbitration panel in connection with an award), each of the Sellers, on the one hand, and the Buyers, on the other hand, shall pay the fees, costs and expenses charged by the arbitrator chosen by it, and, in advance, one-half (1/2) of the fees, costs and expenses charged by the third arbitrator.

      Third parties dealing with any Party shall be entitled to fully rely on any written arbitration order or decision with regard to the matters addressed therein, whether or not such arbitration order or decision has been confirmed or adopted by a court, or incorporated in any order of any court.

  Miscellaneous

  .

    Press Releases and Public Announcements

    . Sellers and Buyers intend to issue separate press releases upon completion of the Closing, announcing the consummation of the sale of the Purchased Assets. Each of such press releases shall be subject to the review and approval by the other Parties hereto. For a period of one year after the Closing, no Party will issue any other press release or make any other public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties (other than its own Affiliates). Any Party, however, may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its or its Affiliates publicly-traded securities (in which case the disclosing Party will use Commercially Reasonable Efforts to advise the other Parties (other than its own Affiliates) prior to making the disclosure).

    Cooperation on Tax Matters; Retention of Records

    . The Parties will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon another Party's request and at such requesting Party's expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Seller Parties agree (i) to retain, and to cause their Affiliates to retain, all books and records with respect to Tax matters pertinent to Business, the Purchased Assets, the Assumed Liabilities and (to the extent not included in the Purchased Assets) the assets and Liabilities of the Mexican Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Buyers and their Representatives reasonable notice prior to transferring, destroying or discarding any such books and records and, if a Buyer so requests, the Seller Parties will allow, and will cause their Affiliates to allow, the Buyers to take possession of such books and records.

    No Third-Party Beneficiaries

    . This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, with respect to Section 8 of this Agreement only, their respective Representatives.

    Entire Agreement

    . This Agreement (including the Annexes, Schedules and Exhibits), together with the Confidentiality Agreement and the Transaction Documents, embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated by this Agreement and the Transaction Documents, and supersedes all prior agreements and understandings between or among the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in the Transaction Documents, other than those expressly set forth in the Transaction Documents. Without limiting the foregoing, the Buyer acknowledges and agrees that there are no representations, warranties, covenants or agreements between or among the Parties with respect to any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Due Diligence Materials and the Information Memorandum) except those expressly set forth in the Transaction Documents.

    Succession and Assignment

    . This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Party; provided, however, that the Buyers may substitute one or more of their Affiliates as the purchaser of any particular Purchased Asset or as the Person to assume any particular Assumed Liabilities or Material Agreement. No permitted assignment or substitution, however, will release the assigning Party from primary liability under this Agreement.

    Counterparts

    . This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

    Headings

    . The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

    Notices

    . All notices, requests, demands, claims and other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given on receipt by delivery at or facsimile transmission to the following address; provided, however, that any delivery or transmission outside the recipient's normal business hours at that location shall be deemed to have been received at the next opening of its normal business hours:

    If to any Seller:

    Core Laboratories

    c/o Core Laboratories LP

    6316 Windfern

    Houston, Texas 77040

    Attn: John D. Denson

    Fax: (713) 328-2152

    with a copy, which does not constitute notice, to:

    Andrews Kurth LLP

    600 Travis, Suite 4200

    Houston, TX 77002

    Attn: Sherwood O. Jones

    Fax: (713) 238-7113

    If to the Buyer:

    Paradigm Geotechnology B.V.

    Chobham House

    Christchurch Way

    Woking, Surrey GU21 1JP

    United Kingdom

    Attn: General Counsel

    Fax: 44 (1483) 758001

    with a copy, which does not constitute notice, to:

    Skadden, Arps, Slate, Meagher & Flom LLP

    1600 Smith Street, Suite 4400

    Houston, TX 77002

    Attn: John C. Ale

    Fax: (713) 655-5200

    Except as expressly disclaimed in a particular notice, any notice given to or by any Buyer shall be deemed to have been given to or by all other Buyers, and any notice to or by any Seller Party shall be deemed to have been given to or by all other Seller Parties. The Buyers or the Seller Parties may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered to them by giving the other Parties notice in the manner set forth in this Agreement.

    Governing Law

    . This Agreement has been negotiated under and will be governed by and construed in accordance with the law of the State of New York without giving effect to the choice or conflict of law provision or rules thereof (other than Section 5-1401 of the New York General Obligations Law).

    Amendments and Waivers

    . No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Buyers and the Seller Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

    Severability

    . Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    Expenses

    . Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions; the fees and expenses of Haynes and Boone LLP shall be for the account of the Seller Parties.

    Annexes, Exhibits, Schedules and Disclosure Schedules

    . The Disclosure Schedules and the Annexes, Exhibits and Schedules referred to in this Agreement are incorporated in this Agreement by reference and are made a part of this Agreement. In the event of any conflict between the provisions of this Agreement (exclusive of the Annexes, Exhibits and Schedules to this Agreement) and any Annex, Exhibit or Schedule, the provisions of this Agreement will govern.

    Specific Performance

    . Each of the Parties acknowledges and agrees that Business and the Purchased Assets are unique and valuable assets and that the other Parties (other than its own Affiliates) would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each of the Parties agrees that the other Parties (other than its own Affiliates) is entitled to an injunction or injunctions to prevent breaches of those provisions of this Agreement and to enforce specifically those provisions, in addition to any other remedy to which it may be entitled, at law or in equity.

    Waiver of Consequential Damages

    . IN NO EVENT WILL ANY PARTY OR ITS REPRESENTATIVES BE LIABLE TO ANY OTHER PARTY OR ITS REPRESENTATIVES UNDER THIS AGREEMENT AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, OR INDIRECT LOSS OR DAMAGE, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT FOR PURPOSES OF THIS SENTENCE ANY DAMAGES AWARDED TO A THIRD PARTY SHALL BE DEEMED TO BE ACTUAL DAMAGES EVEN IF CONSTITUTING ANY OF THE FOREGOING. EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTIES AND THEIR RESPECTIVE REPRESENTATIVES FROM ALL SUCH DAMAGES.

    Guaranty

    . Paradigm Geotechnology guarantees the punctual payment and performance of all obligations of the other Buyers under the Transaction Documents. Seller Parent guarantees the punctual payment and performance of all obligations of the Sellers under the Transaction Documents. This guarantee is a guarantee of payment and not of collection, and may be enforced against the guaranteeing Party without the need of first pursuing, joining or obtaining any judgment or award against the Party whose obligations are so guaranteed. This guarantee is enforceable regardless of any unenforceability against or bankruptcy or insolvency of the Party whose obligations are so guaranteed.

    Electronic Signatures

    .

      Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any other Transaction Document (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such Transaction Document or such other document contemplated.

      Delivery of a copy of this Agreement or any other Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall have the same effect as physical delivery of the paper document bearing the original signature. "Originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

      [The remainder of this page is blank. Signature pages follow.]

      The Parties have executed this Agreement as of the date first above written.

      SELLERS:

      CORE LABORATORIES CANADA LIMITED,
      a Canadian corporation

      By: __________________________
      Name: __________________________
      Title: __________________________

      CORE LABORATORIES LP, a Delaware limited partnership

      By: Core Laboratories LLC, its general partner

      By: __________________________
      Name: __________________________
      Title: __________________________

      CORE LAB de MEXICO S.A. de C.V., a Mexican sociedad anonima de capital variable

      By: __________________________

      Name: __________________________

      Title: __________________________

      SELLER PARENT:

      CORE LABORATORIES N.V., a Netherlands limited liability company

      By: Core Laboratories International B.V.,

      its sole Managing Director

      By: ___________________________ Name: ___________________________

      Title: Managing Director of Core Laboratories

      International B.V.

      BUYERS:

      PARADIGM GEOTECHNOLOGY B.V., a Netherlands limited liability company

      By: ___________________________

      Name: ___________________________

      Title: ___________________________

      PARADIGM GEOPHYSICAL CANADA, LTD., an Alberta, Canada corporation

      By: ___________________________

      Name: ___________________________

      Title: ___________________________

      PARADIGM GEOPHYSICAL CORP., a Delaware corporation

      By: ___________________________

      Name: ___________________________

      Title: ___________________________

      ANNEX 1

      DEFINED TERMS

      "AAA" has the meaning set forth in Section 9.2(a) hereof.

      "Advanced Reservoir Geophysics" means AVO Processing, Seismic Lambda Mu Rho Processing, Geophysical Impedence Inversion, Geophysical True Depth Conversion, Fault and Fracture Analysis through Geophysical Processing, and Pore Pressure Prediction through Geophysical Processing.

      "Affiliate" means, with respect to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control", when used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership or voting securities, by contract or otherwise.

      "AGI Mexicana" means AGI Mexicana S.A. de C.V., a Mexican sociedad anonima de capital variable.

      "Agreement" has the meaning set forth in the preamble.

      "Arenque Contract" has the meaning set forth in Section 6.1(d).

      "Assigned Agreements" has the meaning set forth in Section 2.1(i).

      "Assignment and Assumption Agreement" has the meaning set forth in Section 2.5(a).

      "Assumed Liabilities" has the meaning set forth in Section 2.5(a).

      "Audit" has the meaning set forth in Section 2.4.

      "Business" has the meaning set forth in the recitals to this Agreement.

      "Business Day" means any day other than a Friday, Saturday, a Sunday, or a day on which commercial banks generally are closed in New York City or Tel Aviv, Israel.

      "Buyer" has the meaning set forth in the preamble to this Agreement.

      "Buyers' Disclosure Schedule" has the meaning set forth in Section 4.

      "Buyers' Indemnitee" has the meaning set forth in Section 8.2.

      "Buyers' Required Consents" means those consents and notices that the Buyer must obtain from, or make with, any third party in connection with the transactions contemplated by this Agreement, as set forth on Exhibit 1(a).

      "Canadian Employee" means any Employee identified in Section 3.14 of the Sellers' Disclosure Schedule as being employed in Canada.

      "Cap" has the meaning set forth in Section 8.5.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq.

      "Claim Notice" has the meaning set forth in Section 8.5.

      "Closing" has the meaning set forth in Section 2.7.

      "Closing Date" has the meaning set forth in Section 2.7.

      "Closing Date Adjustments" has the meaning set forth in Section 2.4(b).

      "COBRA" means Section 4980B of the Code and Part 6, Title B of Title I of ERISA.

      "Code" means the Internal Revenue Code of 1986.

      "Coherence Cube Patents" means United States Patent Nos. 5,563,949; 5,838,564; 5,892,732; RE38,229 (reissue of 5,930,730); 6,092,026; and any divisionals, reissues, continuations, continuations-in-part, renewals and extensions and foreign counterparts of the foregoing.

      "Commercially Reasonable Efforts" means efforts that are reasonably within the contemplation of the Parties at the time of entering into this Agreement and that do not require the performing Party to expend funds other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations under this Agreement.

      "Competing Business" has the meaning set forth in Section 6.9(a).

      "Confidentiality Agreement" means that certain confidentiality agreement between Seller Parent and Paradigm Geotechnology, dated March 2, 2004.

      "Consortium Contracts" has the meaning set forth in Section 6.1.

      "Continuing Employee" has the meaning set forth in Section 6.5(c).

      "Core Lab Marks" means the names and marks "Core Laboratories," and "Core Lab," together with all derivations and variations thereof, and the Core Laboratories corporate logos and reservoir optimization logos, together with all derivations or variations thereof. Core Lab Marks does not include Sellers' right, title and interest in and to the name "Coherence Cube."

      "Core Lab Global" has the meaning set forth in Section 2.1(f).

      "Core Lab Operations" has the meaning set forth in Section 6.1.

      "Damages" means all losses, damages, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

      "Disclosure Schedules" means Buyers' Disclosure Schedule and Sellers' Disclosure Schedule.

      "Dispute" means any controversy, claim or dispute that arises out of or in connection with any Transaction Document or the construction, interpretation, performance, breach, termination, enforceability or validity of any Transaction Document, whether the same is based on rights, privileges or interests recognized by or based upon statute, contract, agreement (whether written or oral), tort, common law or other Law.

      "Disputing Party" means any Party which is a party to a Dispute.

      "Due Diligence Materials" means (a) all due diligence materials provided for review or distributed in written or electronic form by any of the Seller Parties or their Representatives to the Buyers or their Representatives, (b) all written, oral or electronic answers to questions provided by any of the Seller Parties or their Representatives to the Buyers or their Representatives, and (c) all materials contained in data rooms or privately-accessible internet sites established for purposes of providing due diligence materials to the Buyers or their Representatives.

      "Employee" means an individual who is employed by the Seller Parties or their Affiliates and working principally in the Business immediately prior to the date of this Agreement.

      "Employee Benefit Plan" means any: (a) "employee benefit plan" as such term is defined in ERISA Sec. 3(3); (b) nonqualified deferred compensation or retirement plan or arrangement; (c) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; or (e) Employee Welfare Benefit Plan or other similar plan, program or arrangement regardless of whether such plan, program or arrangement is covered by ERISA.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Plan" has the meaning set forth in Section 3.14.

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Employment Agreements" has the meaning set forth in Section 3.14.

      "Encumbrances" means any mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances, charges and adverse claims of any kind, except (i) preferential rights of purchase and other consents to or restrictions on the sale or transfer of the shares of the Mexican Subsidiaries contained in the articles of incorporation or charters of the Mexican Subsidiaries as between the respective shareholders of those Subsidiaries, and (ii) preemptive rights of purchase under Mexican Laws or said articles of incorporation or charters in favor of the shareholders of the Mexican Subsidiaries.

      "Environmental Laws" means all Laws and the common law: (a) concerning public health and safety, worker health and safety, and pollution or protection of the environment or natural resources, including CERCLA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec. 6901 et seq., the Clean Air Act, 42 U.S.C. Sec. 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701 et seq., and the Occupational, Safety and Health Act, 29 U.S.C. Sec. 651 et seq., each as amended as of the date of this Agreement; (b) Laws concerning Hazardous Substances; and (c) Laws relating to the management or use of natural resources.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "Excluded Assets" has the meaning set forth in Section 2.2.

      "Excluded Liabilities" has the meaning set forth in Section 2.4(b).

      "GAAP" means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

      "Governmental Authority" means any federal, state, local or foreign governmental, administrative or regulatory authority, court, agency or body, or any division or subdivision, or any arbitrator, arbitration board, tribunal or mediator.

      "Governmental Permits" has the meaning set forth in Section 2.1(g).

      "Hazardous Substances" means (a) any petrochemical or petroleum products, radioactive materials, radon gas, asbestos in any form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid that may contain polychlorinated biphenyls, (b) any chemicals, materials or substances, whether solids, liquids, semi-liquids or gas, defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "irritants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

      "Income Tax" means any federal, state, local or foreign income Tax or other Tax based upon or related to income or receipts, including any interest, penalty or addition, whether disputed or not.

      "Indemnified Party" has the meaning set forth in Section 8.4.

      "Indemnifying Party" has the meaning set forth in Section 8.4.

      "Information Memorandum" means that Information Memorandum regarding the Business delivered to Buyer in March 2004.

      "Intellectual Property" has the meaning set forth in Section 2.1(f).

      "Inventories" has the meaning set forth in Section 2.1(b).

      "Knowledge" means the actual knowledge, as of the date of this Agreement or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, of the current directors and executive officers of any of the Seller Parties or the Buyers, as applicable.

      "Law" means any federal, state, local or foreign constitution, law, code, plan, statute, rule, regulation, ordinance, order, judgment or decree of any Governmental Authority.

      "Leased Real Property" has the meaning set forth in Section 2.1(d).

      "Liability" means any liability or obligation of whatever kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

      "Licenses" has the meaning set forth in Section 2.1(h).

      "March 31, 2004 Net Assets Statement" has the meaning set forth in Section 2.4.

      "Material Adverse Change" means:

      Cancellation or termination of contracts of Business that in aggregate account for more than $1,000,000 on an annual basis;

      Amounts unpaid for more than 360 days (whether disputed or otherwise) on Accounts Receivable, and on accounts receivable of AGI Mexicana, in the aggregate exceeding $1,000,000;

      Any material portion of the Purchased Assets is condemned or taken by eminent domain, or is materially damaged or destroyed by other casualty; or

      Any other event or circumstance having a Material Adverse Effect.

      "Material Adverse Effect" means any change or effect that is materially adverse to Business, operation, properties, financial conditions, assets or Liabilities (including contingent Liabilities) of the Purchased Assets, the Assumed Liabilities and the Mexican Subsidiaries and their assets and Liabilities taken as a whole. "Material Adverse Effect," however, does not include any effect that is attributable to any of the following:

      Any change (or changes taken together) or effect generally affecting the international, national or regional seismic data processing industry as a whole;

      Any change (or changes taken together) or effect resulting from changes in the international, national or regional markets for seismic data processing services;

      Any change (or changes taken together) or effect resulting from changes in the general national or regional economic or financial conditions;

      Any change in Law, or any judgments, orders or decrees that apply generally to Persons regardless of whether they participate in businesses similar to Business or have assets or Liabilities similar to the Purchased Assets, the Assumed Liabilities or the assets or Liabilities of the Mexican Subsidiaries.

Any determination as to whether any condition or other matter has a Material Adverse Effect will be made only after taking into account all effective insurance coverages and effective indemnifications with respect to such condition or matter.

"Material Agreements" has the meaning set forth in Section 3.16.

"Mexican Agreements" has the meaning set forth in Section 3.13(c).

"Mexican Employee" means any Employee identified in Section 3.14 of the Sellers' Disclosure Schedule as being employed by a Mexican Subsidiary.

"Mexican Subsidiaries" means AGI Mexicana and ST.

"Nonassignable Item" has the meaning set forth in Section 2.10.

"Non-Continuing Employee" has the meaning set forth in Section 6.5(d).

"Non-Mexican Business" means the portion of the Business whose operations are not conducted by the Mexican Subsidiaries.

"Notified Disputing Party" has the meaning set forth in Section 9.2(b).

"Notifying Disputing Party" has the meaning set forth in Section 9.2(b).

"Ordinary Course of Business" means the ordinary course of business consistent with (a) past custom and practice (including with respect to quantity and frequency), and (b) the requirements of any agreement or any Permit.

"Other Receivables" has the meaning set forth in Section 6.1(c).

"Paradigm Geotechnology" has the meaning set forth in the preamble to this Agreement.

"Party" has the meaning set forth in the preamble to this Agreement.

"Permitted Encumbrances" means: (a) mechanic's, materialmen's and similar liens and rights arising or incurred in the Ordinary Course of Business securing amounts not yet due or payable; (b) liens for Taxes or other governmental charges or assessments not yet due or payable; (c) purchase money liens and liens securing rental payments under capital lease arrangements; (d) all matters which would be set forth as exceptions in a standard form owner's or leasehold policy of title insurance relating to any Leased Real Property; and (e) zoning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority, but only to the extent there is no existing violation relating to the Business, the Purchased Assets, the Assumed Liabilities or the Mexican Subsidiaries or their assets or Liabilities.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, an entity, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

"Prime Rate" means for any day, the "Prime Rate" as published from time to time in the Money Rates section of The Wall Street Journal (U.S. Edition), as such Prime Rate may change from time to time.

"Property Tax" means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

"Purchase Price" has the meaning set forth in Section 2.3.

"PwC" has the meaning set forth in Section 2.4.

"Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

"Report" has the meaning set forth in Section 2.4.

"Representatives" of a Person means, collectively, such Person's Affiliates and his, her or its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors), parent entities and other controlling Persons.

"Restricted Business" has the meaning set forth in Section 6.9(a).

"Restricted Period" has the meaning set forth in Section 6.9(a).

"Retirement Plan" has the meaning set forth in Section 6.6.

"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Parent" has the meaning set forth in the preamble to this Agreement.

"Seller Party" has the meaning set forth in the preamble to this Agreement.

"Sellers' Disclosure Schedule" has the meaning set forth in Section 3.

"Sellers' Indemnitee" has the meaning set forth in Section 8.3.

"Sellers' Required Consents" means those consents and notices that the Seller must obtain from, or make with, any third party in connection with the transactions contemplated by this Agreement, as set forth on Exhibit 1(b).

"Shares" has the meaning set forth in Section 2.1(j).

"ST" means Servicios Tecnologicos de Yacimientos, S.A. de C.V., a Mexican sociedad anonima de capital variable.

"Sublease Agreement" has the meaning set forth in Section 2.8.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other entity in which any Person (a) has direct or indirect equity or other ownership interest that represents 50% or more of the aggregate equity or other ownership interest in such entity, or (b) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, governors or persons holding similar positions of such entity.

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, utility, production, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment.

"Third Party Claim" has the meaning set forth in Section 8.4.

"Transaction Documents" means this Agreement and all other documents and agreements to be entered into by one or more of the Parties in connection with the transactions contemplated by this Agreement.

"U.S. Employee" means any Employee identified in Section 3.14 of the Sellers' Disclosure Schedule as being employed in the United States.

ANNEX 2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), is made and executed this 22nd day of April, 2004, by and among CORE LABORATORIES CANADA LIMITED, an Alberta, Canada, corporation ("Core Lab Canada"), CORE LABORATORIES LP, a Delaware limited partnership ("Core Lab LP"), CORE LABORATORIES INTERNATIONAL B.V. ("CLIBV"), and CORE LAB de MEXICO S.A. de C.V., a Mexican sociedad anonima de capital variable ("Core Lab Mexico", and collectively with Core Lab Canada, CLIBV and Core Lab LP, the "Assignors"), and PARADIGM GEOTECHNOLOGY B.V., a Netherlands limited liability company, PARADIGM GEOPHYSICAL CANADA LTD., an Alberta, Canada corporation, PARADIGM GEOPHYSICAL CORP., a Delaware corporation, and PARADIGM GEOPHYSICAL, B.V., a Netherlands limited liability company (collectively, the "Assignees").

ARTICLE I
RECITALS

WHEREAS, Core Lab Canada, Core Lab LP and Core Lab Mexico, as Sellers, Core Laboratories N.V., a Netherlands public limited liability company ("Seller Parent") and Assignees are parties to that Asset Purchase Agreement, dated as of April 22, 2004, (the "Purchase Agreement"), which provides for the sale by the Assignors and the purchase by the Assignees of the Purchased Assets (as defined in the Purchase Agreement), and the assumption by the Assignees of the Assumed Liabilities (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, the Seller Parent has agreed to cause the Assignors to assign all of the Purchased Assets to the Assignees; and

WHEREAS, the Assignors are wholly-owned subsidiaries of the Seller Parent and the Assignor and the Seller Parent will realize benefits from the transaction provided for in the Purchase Agreement and the assignments herein provided for; and

WHEREAS, the Assignees desire to assume the Assumed Liabilities;

NOW THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee hereby agree as follows:

ARTICLE II
DEFINITIONS

2.1 Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the definitions given such terms in the Purchase Agreement.

ARTICLE III
TRANSFER OF THE PURCHASED ASSETS

3.1 Transfer and Assignment. Effective as of the date hereof, each Assignor hereby conveys, transfers, assigns and delivers unto the Assignees, as described on Attachment I to this Agreement, their successors and assigns, all of such Assignor's right, title and interest in, to and under the Purchased Assets,

TO HAVE AND TO HOLD the Purchased Assets unto the Assignees, and their successors and assigns forever, and each Assignor does hereby bind itself and its successors and assigns, to WARRANT and FOREVER DEFEND, all and singular the Purchased Assets unto the Assignee and their successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through and under such Assignor but not otherwise.

3.2 Assumption of Assumed Liabilities. Effective as of the date hereof, each Assignee hereby assumes and agrees to pay, perform and discharge the Assumed Liabilities allocated to that Assignee as described on Attachment I to this Agreement.

3.3 Purchased Assets Conveyed As Is, Where Is. EACH ASSIGNEE HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY THE ASSIGNORS OR ARE RELIED UPON BY THE ASSIGNEE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF THE ASSIGNEE UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND (e) ANY CLAIM BY THE ASSIGNEE FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSIGNED INTERESTS, IT BEING THE EXPRESS INTENTION OF THE ASSIGNORS AND THE ASSIGNEES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, THE PURCHASED ASSETS SHALL BE CONVEYED AND TRANSFERRED TO THE ASSIGNEES IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS", WITH ALL FAULTS.

ARTICLE IV
RELEASE

Each of the Assignors, for itself and its Affiliates, hereby releases each of AGI Mexicana, S.A. de C.V., ("AGI") and Servicios Technologicos de Yacimientos S.A. de C.V. (formerly known as Core Laboratories Management S.A. de C.V.) ("ST") from all Liabilities to any of the assignors and their Affiliates, except for Liabilities of ST as set forth in that Employer Substitution Agreement dated as of April 20, 2004, between ST and Owen de Mexico, S.A. de C.V. and any Liabilities of AGI or ST to the Seller Parties or their Affiliates arising under the Purchase Agreement.

ARTICLE V
MISCELLANEOUS

5.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only, shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

5.3 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

5.4 Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

5.5 Assignors' Liabilities Several. The liability of each of the Assignors hereunder shall be several and not joint.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNORS:

CORE LABORATORIES CANADA LIMITED,
a Canadian corporation

By: __________________________
Name: __________________________
Title: __________________________

CORE LABORATORIES LP, a Delaware limited partnership

By: Core Laboratories LLC, its general partner

By: __________________________
Name: __________________________
Title: __________________________

CORE LAB de MEXICO S.A. de C.V., a Mexican sociedad anonima de capital variable

By: __________________________

Name: __________________________

Title: __________________________

CORE LABORATORIES INTERNATIONAL B.V., a Netherlands limited liability company

By: __________________________

Name: __________________________

Title: __________________________

ASSIGNEES:

PARADIGM GEOTECHNOLOGY B.V., a Netherlands limited liability company

By: ___________________________

Name: ___________________________

Title: ___________________________

PARADIGM GEOPHYSICAL CANADA LTD., an Alberta, Canada corporation

By: ___________________________

Name: ___________________________

Title: ___________________________

PARADIGM GEOPHYSICAL CORP., a Delaware corporation

By: ___________________________

Name: ___________________________

Title: ___________________________

Attachment I

PARADIGM GEOTECHNOLOGY B.V.

All shares of capital stock of the Mexican Subsidiaries, as owned and assigned by, Core Lab Mexico.

PARADIGM GEOPHYSICAL B.V.

One share of each of the Mexican Subsidiaries as owned, and assigned by, CLIBV.

PARADIGM GEOPHYSICAL CORP.

All Purchased Assets physically located in, and all contracts, agreements and Assumed Liabilities principally performed in or sourced from, the United States, and all other Assumed Liabilities not otherwise allocated hereunder.

PARADIGM GEOPHYSICAL CANADA LTD.

All Purchased Assets physically located in, and all contracts, agreements and Assumed Liabilities principally performed in or sourced from, Canada.